                                                                       Exhibit 1


                                                                  EXECUTION COPY




================================================================================


                          AGREEMENT AND PLAN OF MERGER



                            dated as of May 20, 1998



                                 by and between



                                  Mid Am, Inc.

                                       and

                            Citizens Bancshares, Inc.


================================================================================





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                                                                            Page

                                TABLE OF CONTENTS

                                    RECITALS

A.  Mid Am....................................................................1
B.  Citizens..................................................................1
C.  The Stock Option Agreements...............................................1
D.  Intention of the Parties..................................................1
E.  Approvals.................................................................1

                                    ARTICLE I
                                   THE MERGER

1.1  The Merger...............................................................2
1.2  Effective Time...........................................................2
1.3  Closing..................................................................3

                                   ARTICLE II
                           GOVERNING DOCUMENTS OF THE
                              SURVIVING CORPORATION

2.1  Articles of Incorporation of the Surviving Corporation...................3
2.2  Code of Regulations of the Surviving Corporation.........................3
2.3  Headquarters of the Surviving Corporation................................3
2.4  Name of the Surviving Corporation........................................3
2.5 Articles Amendments.......................................................3
2.6 Amendments to the Code of Regulations.....................................3

                                   ARTICLE III
                             DIRECTORS AND OFFICERS

3.1  Directors of the Surviving Corporation...................................4
3.2  Executive Committee......................................................4
3.3  Officers of the Surviving Corporation....................................5

                                   ARTICLE IV
                      CONVERSION OR CANCELLATION OF SHARES

4.1  Conversion or Cancellation of Shares.....................................5

                  (a)  Mid Am Common Stock....................................5
                  (b)  Citizens Common Stock..................................5


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                                                                            Page
                                                                            ----

                  (c)  Cancellation of Old Shares.............................5

4.2  Fractional Shares........................................................6
4.3  Exchange of Old Certificates for New Certificates........................6

                  (a)  Appointment of Exchange Agent..........................6
                  (b)  Exchange Procedures....................................6
                  (c)  Distributions with Respect to Unexchanged Shares.......7
                  (d)  Transfers..............................................7
                  (e)  Lost, Stolen or Destroyed Certificates.................7

4.4  Adjustment of Exchange Ratio.............................................8
4.5  Dissenting Shareholders..................................................8

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

5.1  Disclosure Letters.......................................................9
5.2  Standards...............................................................10
5.3  Representations and Warranties of Mid Am and Citizens...................10

                  (a)  Corporate Organization and Qualification..............10
                  (b)  Subsidiaries..........................................10
                  (c)  Capital Stock.........................................11
                  (d)  Corporate Authority and Action........................12
                  (e)  Governmental Filings; No Violations...................13
                  (f)  Reports and Financial Statements......................13
                  (g)  Absence of Certain Events and Changes.................14
                  (h)  Compliance with Laws..................................15
                  (i)  Litigation............................................15
                  (j)  Taxes.................................................16
                  (k)  Insurance.............................................16
                  (l)  Labor Matters.........................................16
                  (m)  Employee Benefits.....................................17
                  (n)  Environmental Matters.................................18
                  (o)  Community Reinvestment Act............................19
                  (p)  Agreements............................................19
                  (q)  Knowledge as to Conditions............................19
                  (r)  Fairness Opinions.....................................19
                  (s)  Brokers and Finders...................................20
                  (t)  Risk Management Instruments...........................20



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                                                                            Page
                                                                            ----

                  (u)  Year 2000.............................................20
                  (v)  Employment Agreements.................................20

                                   ARTICLE VI
                                    COVENANTS

6.1  Conduct of Business Pending the Effective Time..........................21
6.2  Dividends...............................................................23
6.3  Acquisition Proposals...................................................23
6.4  Shareholder Approval....................................................24
6.5  Filings; Other Actions..................................................24
6.6  Information Supplied....................................................25
6.7  Access and Investigations...............................................26
6.8  Certain Modifications; Restructuring Charges............................26
6.9  Takeover Laws...........................................................27
6.10  Options................................................................27

                  (a)  Conversion of Options.................................27
                  (b)  Assumption by Citizens................................27

6.11  Benefit Plans..........................................................28
6.12  Indemnification and Insurance..........................................28
6.13  Affiliate Agreements...................................................29
6.14  Publicity..............................................................30
6.15  Reasonable Best Efforts.  .............................................30
6.16  Notification of Certain Matters........................................30
6.17  Expenses...............................................................30

                                   ARTICLE VII
                                   CONDITIONS

7.1  Conditions to Each Party's Obligation to Effect the Merger..............31

                  (a)  Shareholder Approval..................................31
                  (b)  Governmental and Regulatory Consents..................31
                  (c)  Third Party Consents..................................31
                  (d)  No Prohibitions.......................................31
                  (e)  Registration Statement................................31
                  (f)  Blue Sky Approvals....................................32
                  (g)  Accountants' Pooling Letters..........................32
                  (h)  Nasdaq Listing........................................32



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                                                                            Page
                                                                            ----

7.2  Conditions to Obligation of Mid Am......................................32

                  (a)  Representations and Warranties........................32
                  (b)  Performance of Obligations of Citizens................32
                  (c)  Opinion of Tax Counsel................................32

7.3  Conditions to Obligation of Citizens....................................33

                  (a)  Representations and Warranties........................33
                  (b)  Performance of Obligations of Mid Am..................33
                  (c)  Opinion of Tax Counsel................................33

                                  ARTICLE VIII
                                   TERMINATION

8.1  Termination by Mutual Consent...........................................34
8.2  Termination by Either Mid Am or Citizens................................34
8.3  Termination by Citizens.................................................34
8.4  Termination by Mid Am...................................................35
8.5  Effect of Termination and Abandonment...................................36

                                   ARTICLE IX
                                  MISCELLANEOUS

9.1  Survival................................................................36
9.2  Modification or Amendment...............................................36
9.3  Waiver of Conditions....................................................36
9.4  Counterparts............................................................36
9.5  Governing Law...........................................................36
9.6  Notices.................................................................37
9.7  Entire Agreement, Etc...................................................38
9.8  Definition of "subsidiary"; Covenants with Respect to Subsidiaries......38
9.9  Interpretation; Effect..................................................38
9.10  Severability...........................................................38
9.11  No Third Party Beneficiaries...........................................38

                                     ANNEXES


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1.       Form of Stock Option Agreement (Recital C)
2.       Amendment to Citizens Articles of Incorporation (Section 2.5)
3.       Amendment to Citizens Regulations (Section 2.6)
4.       Form of Mid Am Affiliate Agreement (Section 6.13)
5.       Form of Citizens Affiliate Agreement (Section 6.13)


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



                             INDEX OF DEFINED TERMS


                                                                   Location of
          Term                                                     Definition
--------------------                                               -----------

Acquisition Proposal........................................................6.3
Affiliates.............................................................6.13 (a)
Amendments to the Code of Regulations.......................................2.6
Articles Amendments.........................................................2.5
Articles of Incorporation...................................................2.1
BHC Act...............................................................5.3(e)(i)
Certificate of Merger...................................................1.2 (a)
Citizens...............................................................Preamble
Citizens Common Stock.................................................Recital B
Citizens Directors..........................................................3.1
Citizens Dissenting Shares..............................................4.5 (b)
Citizens Executive Committee Members........................................3.2
Citizens Meeting........................................................6.4 (b)
Citizens Preferred Stock..............................................Recital B
Citizens Stock Option Agreement.......................................Recital C
Closing.....................................................................1.3
Closing Date................................................................1.3
Code of Regulations.........................................................2.2
Compensation Plans..................................................5.3 (m) (i)
Contracts...........................................................5.3 (e)(ii)
Disclosure Letter...........................................................5.1
Effective Time..........................................................1.2 (a)
Employees...........................................................5.3 (m) (i)
Environmental Laws......................................................5.3 (n)
ERISA...............................................................5.3 (m) (i)
ERISA Affiliate ..................................................5.3 (m) (iii)
ERISA Affiliate Plan..............................................5.3 (m) (iii)
Exception Shares.........................................................4.1(a)
Exchange Act.........................................................5.3 (e)(i)
Exchange Agent..........................................................4.3 (a)
Exchange Ratio..........................................................4.1 (a)
Federal Reserve Board.................................................5.3(e)(i)
Financial Statements..............................................5.3 (f) (iii)
Former Citizens Employees...............................................6.11(a)
Former Mid Am Employees.................................................6.11(a)
Governmental Entity..................................................5.3 (e)(i)


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Internal Revenue Code.................................................Recital D
Joint Proxy Statement/Prospectus........................................6.5 (a)
Liens...............................................................5.3 (c) (E)
Material Adverse Effect.................................................5.2 (b)
Maximum Amount.........................................................6.12 (b)
Merger..................................................................1.1 (a)
Mid Am.................................................................Preamble
Mid Am Common Stock...................................................Recital A
Mid Am Directors............................................................3.1
Mid Am Dissenting Shares................................................4.5 (a)
Mid Am Executive Committee Members..........................................3.2
Mid Am Meeting..........................................................6.4 (a)
Mid Am Option..........................................................6.10 (a)
Mid Am Preferred Stock................................................Recital A
Mid Am Stock Option Agreement.........................................Recital C
Nasdaq......................................................................4.2
New Certificate ........................................................4.1 (c)
New Option.............................................................6.10 (a)
New Shares..............................................................4.1 (c)
OGCL....................................................................1.1 (b)
Old Certificate.........................................................4.1 (c)
Old Share...............................................................4.1 (c)
Pension Plan.......................................................5.3 (m) (ii)
Person .................................................................6.1 (c)
Plan...................................................................Preamble
Registration Statement..................................................6.5 (a)
Regulatory Approvals ................................................5.3 (e)(i)
Reports.............................................................5.3 (f) (i)
Representatives.............................................................6.3
Rights..............................................................5.3 (c) (D)
Risk Management Instruments..............................................5.3(t)
SEC.................................................................5.3 (f) (i)
Securities Act......................................................5.3 (e)(i)
Securities Laws......................................................5.3 (e)(i)
Stock Option Agreements...............................................Recital C
Surviving Corporation...................................................1.1 (a)
Takeover Laws......................................................5.3 (d) (ii)
Tax.....................................................................5.3 (j)
Termination Date............................................................8.2



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


                  AGREEMENT AND PLAN OF MERGER, dated as of May 20, 1998 (this "Plan"), by and between Mid Am, Inc. ("Mid Am") and Citizens Bancshares, Inc. ("Citizens").

                                    RECITALS

                  A. MID AM. Mid Am is an Ohio corporation with its principal executive offices located in Bowling Green, Ohio. As of the date hereof, Mid Am has (i) 100,000,000 authorized shares of common stock, without par value ("Mid Am Common Stock"), of which not more than 23,360,430 shares are outstanding, and
(ii) 2,000,000 authorized shares of preferred stock, without par value ("Mid Am Preferred Stock"), of which no shares are designated or outstanding.

                  B. CITIZENS. Citizens is an Ohio corporation with its principal executive offices located in Salineville, Ohio. As of the date hereof, Citizens has (i) 36,000,000 authorized shares of common stock, without par value ("Citizens Common Stock"), of which not more than 8,850,796 shares are outstanding, and (ii) 200,000 authorized shares of preferred stock, par value $10.00 per share ("Citizens Preferred Stock"), of which no shares are designated or outstanding.

                  C. THE STOCK OPTION AGREEMENTS. As an inducement to the willingness of Citizens to continue to pursue the transactions contemplated by this Plan, Mid Am expects (but is not obligated) to grant to Citizens an option pursuant to a stock option agreement in substantially the form of Annex 1 to this Plan (the "Mid Am Stock Option Agreement"). As an inducement to the willingness of Mid Am to continue to pursue the transactions contemplated by this Plan, Citizens expects (but is not obligated) to grant to Mid Am an option pursuant to a stock option agreement in substantially the form of Annex 1 to this Plan (the "Citizens Stock Option Agreement" and, together with the Mid Am Stock Option Agreement, the "Stock Option Agreements").

                  D. INTENTION OF THE PARTIES. It is the intention of the parties to this Plan that the Merger (as hereinafter defined) (i) shall be accounted for as a "pooling of interests" under generally accepted accounting principles and (ii) shall qualify as a tax free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code") and that this Plan shall constitute a "plan of reorganization" for purposes of Section 368 of the Internal Revenue Code.

                  E. APPROVALS. The Board of Directors of each of Mid Am and Citizens has (i) determined that this Plan and the transactions contemplated hereby are in the best interests of Mid Am and Citizens, respectively, and in the best long-term interests of their respective shareholders, (ii) determined that this Plan and the transactions contemplated hereby are consistent with, and in furtherance of, its respective business strategies and (iii) approved, at meetings of each of such Boards of Directors, this Plan.

                  NOW, THEREFORE, in consideration of their mutual promises and obligations, the parties hereto approve, adopt and make this Plan and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:


                                    ARTICLE I
                                   THE MERGER

                  1.1 THE MERGER. (a) Subject to the terms and conditions of this Plan, at the Effective Time (as hereinafter defined), Mid Am shall merge with and into Citizens (the "Merger"), and the separate corporate existence of Mid Am shall thereupon cease. Citizens shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Ohio. Upon their mutual agreement, Citizens and Mid Am may at any time prior to the Effective Time change the method of effecting the combination of Citizens and Mid Am (including, without limitation, the provisions of this Article I) if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the Exchange Ratio (as hereinafter defined), (ii) adversely affect the tax treatment of Mid Am's shareholders as a result of receiving shares of Citizens pursuant to this Plan, (iii) adversely affect the tax treatment of Citizens, Mid Am or any affiliate of Citizens or Mid Am or (iv) materially impede or delay consummation of the transactions contemplated by this Plan.

                  (b) The Merger shall have the effects specified in this Plan and the Ohio General Corporation Law (the "OGCL").

                  1.2 EFFECTIVE TIME. (a) Subject to the terms and conditions of this Plan, the parties to this Plan will cause a certificate of merger to be filed with the Office of the Secretary of State of the State of Ohio as provided in Section 1701.78 of the OGCL (the "Certificate of Merger"). The Merger shall become effective at such time as the Certificate of Merger has been filed, or at such other time as may be specified therein. The date and time when the Merger shall become effective is herein referred to as the "Effective Time".

                  (b) Mid Am and Citizens each will use reasonable best efforts to cause the Effective Time to occur on or prior to the third business day immediately following the date on which the satisfaction or waiver of the last of the conditions specified in Sections 7.1(a), (b), (c), (e) and (g) of this Plan has occurred. Notwithstanding anything to the contrary in this Section 1.2(b), Mid Am and Citizens may cause the Effective Time to occur on such earlier or later day following the satisfaction or waiver of such conditions as they may agree in writing, consistent with the provisions of the OGCL.



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                  1.3 CLOSING. The closing of the Merger (the "Closing") shall take place at such time and place as Mid Am and Citizens shall agree, on the date when the Effective Time is to occur (the "Closing Date").


                                   ARTICLE II
                           GOVERNING DOCUMENTS OF THE
                              SURVIVING CORPORATION

                  2.1 ARTICLES OF INCORPORATION OF THE SURVIVING CORPORATION. At the Effective Time, the amended articles of incorporation of Citizens, as in effect on the date hereof and as amended in accordance with Section 2.5, shall be the articles of incorporation of the Surviving Corporation (the "Articles of Incorporation").

                  2.2 CODE OF REGULATIONS OF THE SURVIVING CORPORATION. At the Effective Time, the Code of Regulations of Citizens, as in effect on the date hereof and as amended in accordance with Section 2.6, shall be the Code of Regulations of the Surviving Corporation (the "Code of Regulations").

                  2.3 HEADQUARTERS OF THE SURVIVING CORPORATION. At the Effective Time, the headquarters of the Surviving Corporation shall be the headquarters on the date hereof of Mid Am.

                  2.4 NAME OF THE SURVIVING CORPORATION. The name of the Surviving Corporation shall be mutually agreed upon by Citizens and Mid Am by amendment to this Plan in accordance with Section 9.2 hereof prior to the mailing of the Joint Proxy Statement/Prospectus (as hereinafter defined).

                  2.5 ARTICLES AMENDMENTS. Prior to the Effective Time, Citizens shall duly execute and deliver for filing and file, in accordance with the OGCL, with the Secretary of State of the State of Ohio, a certificate of amendment reflecting the amendments set forth in Annex 2 and such other amendments as Citizens and Mid Am may mutually agree prior to the mailing of the Joint Proxy Statement/Prospectus (the "Articles Amendments").

                  2.6 AMENDMENTS TO THE CODE OF REGULATIONS. At the Effective Time, the Code of Regulations shall be amended as set forth in Annex 3 and to the extent necessary to effect the provisions of Article III and in such other manner as Citizens and Mid Am may mutually agree prior to the mailing of the Joint Proxy Statement/Prospectus (the "Amendments to the Code of Regulations").




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                                   ARTICLE III
                             DIRECTORS AND OFFICERS

                  3.1 DIRECTORS OF THE SURVIVING CORPORATION. At the Effective Time, the directors of the Surviving Corporation shall consist of 22 members, 11 of whom shall be selected by the Chairman of the Board and Chief Executive Officer of Mid Am (the "Mid Am Directors") and 11 of whom shall be selected by the Chief Executive Officer of Citizens (the "Citizens Directors") and which shall be allocated among the three classes of directors of Citizens by the agreement of the Chairman of the Board and Chief Executive Officer of Mid Am and the Chief Executive Officer of Citizens so that each class shall (to the extent practicable) have an equal number of Mid Am Directors and Citizens Directors. For a period of three years after the Effective Time, in the event that a Mid Am Director or a Citizens Director or a director otherwise elected or nominated as set forth herein or by the Mid Am Directors or Citizens Directors as set forth herein shall resign, no longer be able to serve or not stand for reelection, (i) if such director shall be a Mid Am Director or a nominee of the Mid Am Directors, then the Mid Am Directors and nominees of the Mid Am Directors serving as directors shall have the exclusive right to nominate an individual to fill such vacancy and the entire Board of Directors shall either elect such person a director or nominate such person for election as a director and (ii) if such director shall be a Citizens Director or a nominee of the Citizens Directors, then the Citizens Directors and nominees of the Citizens Directors serving as directors shall have the exclusive right to nominate an individual to fill such vacancy and the entire Board of Directors shall either elect such person a director or nominate such person for election as a director. Each director will hold office in accordance with the Articles of Incorporation and Code of Regulations until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                  3.2 EXECUTIVE COMMITTEE. At the Effective Time, the executive committee of the Surviving Corporation shall consist of eight members, four of whom shall be selected by the Chairman of the Board and Chief Executive Officer of Mid Am (the "Mid Am Executive Committee Members") and four of whom shall be selected by the Chief Executive Officer of Citizens (the "Citizens Executive Committee Members"). For a period of three years after the Effective Time, in the event that a Mid Am Executive Committee Member or a Citizens Executive Committee Member or a member of the executive committee otherwise elected or nominated as set forth herein or by the Mid Am Directors or Citizens Directors set forth herein shall resign, no longer be able to serve or not stand for reelection, (i) if such member shall be a Mid Am Executive Committee Member or a nominee of the Mid Am Directors, then the Mid Am Directors and nominees of the Mid Am Directors serving as directors shall have the exclusive right to nominate an individual to fill such vacancy and the entire Board of Directors shall elect such person a member of the executive committee and (ii) if such member shall be a Citizens Executive Committee Member or a nominee of the Citizens Directors, then the Citizens Directors and nominees of the Citizens Directors serving as


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



directors shall have the exclusive right to nominate an individual to fill such vacancy and the entire Board of Directors shall elect such person a member of the executive committee. Each member of the executive committee will hold office in accordance with the Code of Regulations until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                  3.3 OFFICERS OF THE SURVIVING CORPORATION. At the Effective Time, Edward J. Reiter shall become the Senior Chairman of the Board of Directors of the Surviving Corporation, David R. Francisco shall become the Chairman of the Board of Directors and Chief Executive Officer of the Surviving Corporation and Marty E. Adams shall become President and Chief Operating Officer of the Surviving Corporation.



                                   ARTICLE IV
                      CONVERSION OR CANCELLATION OF SHARES

                  4.1 CONVERSION OR CANCELLATION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of any shareholder:

                  (a) Mid Am Common Stock. Each share of Mid Am Common Stock issued and outstanding immediately prior to the Effective Time, other than Exception Shares (as hereinafter defined) and Mid Am Dissenting Shares (as hereinafter defined), shall be converted into 0.385 of a share of Citizens Common Stock (subject to Section 4.4, the "Exchange Ratio"). "Exception Shares" means shares of Mid Am Common Stock owned or held, other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, by Mid Am or a subsidiary (as hereinafter defined) of Mid Am or held by Citizens in treasury or by a subsidiary of Citizens.

                  (b) Citizens Common Stock. Each share of Citizens Common Stock outstanding immediately prior to the Effective Time, other than Citizens Dissenting Shares (as hereinafter defined), shall remain outstanding.

                  (c) Cancellation of Old Shares. Each Exception Share shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. Each share of Mid Am Common Stock issued and outstanding immediately prior to the Effective Time, other than Exception Shares and Dissenting Shares, is hereinafter defined as an "Old Share". Old Shares shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and each holder of a certificate (an "Old Certificate") formerly representing Old Shares shall thereafter cease to have any rights with respect to such shares, except the right to receive, without interest, upon exchange of such Old Certificate in accordance with Section 4.3, a certificate (a "New Certificate")


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



representing the shares of Citizens Common Stock ("New Shares") and any payment to which such holder is entitled pursuant to this Article IV.

                  4.2 FRACTIONAL SHARES. Notwithstanding any other provision of this Article IV, no fractional shares of Citizens Common Stock will be issued in exchange for shares of Mid Am Common Stock hereunder and any former holder of Mid Am Common Stock that would be entitled hereunder to receive fractional interests in shares of Citizens Common Stock but for this Section 4.2 will be entitled hereunder to receive instead a cash payment, without interest, in an amount equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the last reported sale price per share of Citizens Common Stock on the trading day most recently preceding the Closing Date as reported on the Nasdaq National Market System (the "Nasdaq") (as published in The Wall Street Journal or, if not therein, in another authoritative source).

                  4.3 EXCHANGE OF OLD CERTIFICATES FOR NEW CERTIFICATES. (a) Appointment of Exchange Agent. Until the first anniversary of the Effective Time, Citizens shall make available or cause to be made available to an exchange agent agreed upon by Citizens and Mid Am (the "Exchange Agent"), New Certificates and cash in amounts sufficient to allow the Exchange Agent to make all deliveries of New Certificates and payments that may be required in exchange for Old Certificates pursuant to this Article IV. Upon such anniversary, any such New Certificates and cash remaining in the possession of the Exchange Agent (together with any dividends or earnings in respect thereof) shall be delivered to Citizens. Any former holder of Old Shares who has not theretofore exchanged his or her Old Certificates for New Certificates and cash pursuant to this
Article IV shall thereafter be entitled to look exclusively to Citizens, and only as a general creditor thereof, for the New Shares and/or cash to which he or she may be entitled upon exchange of such Old Certificates pursuant to this
Article IV. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto, shall be liable to any former holder of Old Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (b) Exchange Procedures. Promptly after the Effective Time, Citizens shall cause the Exchange Agent to mail or deliver to each Person (as hereinafter defined) who was, immediately prior to the Effective Time, a holder of record of Old Shares a form of letter of transmittal containing instructions for use in effecting the surrender of Old Certificates in exchange for New Certificates and any payments pursuant to this Article IV. Upon surrender to the Exchange Agent of an Old Certificate for cancellation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Old Certificate shall be entitled to receive in exchange therefor a New Certificate representing the New Shares and a check in the amount, if any, to which such holder is entitled pursuant to this Article IV, and the Old Certificate so surrendered shall forthwith be canceled. No interest will accrue or be paid with respect to any property to be delivered upon


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



surrender of Old Certificates. If any New Certificate is to be issued, or cash payment made, in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of such New Certificate or the making of such cash payment in a name other than that of the registered holder of the Old Certificate surrendered, or shall establish to the satisfaction of Citizens that any such taxes have been paid or are not applicable. An Affiliate (as hereinafter defined) of Mid Am or Citizens shall not be entitled to receive any New Certificate or payment pursuant to this Article IV until such Affiliate shall have duly executed and delivered an appropriate agreement described in
Section 6.13.

                  (c) Distributions with Respect to Unexchanged Shares. Notwithstanding any other provision of this Plan, in the absence of an election to the contrary by Citizens, no dividends or other distributions with a record date following the 90th day after the Effective Time shall be paid, to any Person holding an Old Certificate with respect to the New Shares until such Old Certificate has been surrendered for exchange as provided herein. Subject to the effect of applicable laws, (i) there shall be paid, to each former holder of Old Shares, the amount of dividends or other distributions with a record date after the Effective Time but on or before the 90th day following the Effective Time payable with respect to the New Shares, into which such Old Shares have been converted pursuant to Section 4.1 and (ii) following surrender of any such Old Certificates, there shall be paid to the holder of the New Certificates issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after such 90-day period theretofore payable with respect to the New Shares represented thereby.

                  (d) Transfers. At or after the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of Old Shares.

                  (e) Lost, Stolen or Destroyed Certificates. If any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Citizens, the posting by such Person of a bond in such reasonable amount as Citizens may direct as indemnity against any claim that may be made against it with respect to such Old Certificate, Citizens shall, in exchange for such lost, stolen or destroyed Old Certificate, issue or cause to be issued a New Certificate and pay or cause to be paid the amounts, if any, deliverable in respect to the Old Shares formerly represented by such Old Certificate pursuant to this Article IV.

                  4.4 ADJUSTMENT OF EXCHANGE RATIO. In the event that, subsequent to the date of this Plan but prior to the Effective Time, the shares of Citizens Common Stock issued and outstanding shall, through a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the capitalization of Citizens, increase or decrease in number or be changed into or exchanged for a different kind or number of securities, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio including, in the case of the previously announced stock split or stock dividend by Citizens of one share for each existing share, an adjustment in the Exchange Ratio of an additional 0.385 shares of Citizens Common Stock for each share of Mid Am Common Stock.

                  4.5 DISSENTING SHAREHOLDERS. (a) Notwithstanding anything in this Plan to the contrary, shares of Mid Am Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who did not vote in favor of the adoption of this Plan, who are entitled to demand the fair cash value of such shares of Mid Am Common Stock under Section 1701.84 of the OGCL, and who comply with all of the relevant provisions of such Section (the "Mid Am Dissenting Shares") shall be converted into the right to receive payment for the fair cash value of such shares upon strict compliance with the applicable provisions the OGCL (unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their dissenters' rights under the OGCL). If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such dissenters' rights, such holder's shares of Mid Am Common Stock shall thereupon cease to be outstanding, shall be canceled and retired, shall cease to exist and shall otherwise be treated as Old Shares and each holder of a certificate formerly representing such Old Shares shall have the right to receive, without interest, upon exchange of such holder's Old Certificate in accordance with Section 4.3, a New Certificate representing the New Shares and any payment to which such holder is entitled pursuant to this Article IV. Mid Am shall give Citizens (i) prompt notice of any written demands for payment for any Mid Am Common Stock under
Section 1701.85 of the OGCL, attempted withdrawals of such demands, and any other instruments served pursuant to the OGCL and received by Mid Am relating to dissenters' rights, and (ii) the opportunity to participate in all negotiations and proceedings with respect to the exercise of dissenters' rights under the OGCL. Mid Am shall not, except with the prior written consent of Citizens, voluntarily make any payment with respect to any demands for payments for Mid Am Common Stock under Section 1701.84 of the OGCL, offer to settle or settle any such demands or approve any withdrawal of any such demands.

                  (b) Notwithstanding anything in this Plan to the contrary, shares of Citizens Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who did not vote in favor of the adoption of this Plan, who are entitled to demand the fair cash value of such shares of Citizens Common Stock under Section 1701.84 of the OGCL, and who comply with all of the relevant provisions of such Section (the "Citizens Dissenting Shares") shall be converted into the right to receive payment for the fair cash value of such shares upon strict compliance with the applicable provisions of the OGCL (unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their dissenters' rights under the OGCL). If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such dissenters' rights, all rights of such holder with respect to such holder's shares of Citizens Common Stock in question shall be restored, all distributions which, but for the suspension of rights with respect to such holder's shares of Citizens Common Stock in question, would have been made shall be made to the holder of record of the shares of Citizens Common Stock in question at the time of termination, and the effect of any recapitalization contemplated by the Articles Amendments which, but for the suspension of rights with respect to such holder's shares of Citizens Common Stock in question, would have been effected shall be effected as to such shares. Prior to the Effective Time, Citizens shall give Mid Am (i) prompt notice of any written demands for payment for any Citizens Common Stock under Section 1701.84 of the OGCL, attempted withdrawals of such demands, and any other instruments served pursuant to the OGCL and received by Citizens relating to dissenters' rights, and (ii) the opportunity to participate in all negotiations and proceedings with respect to the exercise of dissenters' rights under the OGCL. Prior to the Effective Time, Citizens shall not, except with the prior written consent of Mid Am, voluntarily make any payment with respect to any demands for payments for Citizens Common Stock under Section 1701.84 of the OGCL, offer to settle or settle any such demands or approve any withdrawal of any such demands.


                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

                  5.1 DISCLOSURE LETTERS. Prior to the execution and delivery hereof, Citizens has delivered to Mid Am, and Mid Am has delivered to Citizens, a letter (as the case may be, its "Disclosure Letter") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party's representations or warranties contained in Section 5.3 or to one or more of its covenants contained in Article VI; provided, that (a) no such item is required to be set forth in the Disclosure Letter as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.2, and (b) the mere inclusion of an item in a Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as hereinafter defined) with respect to either Citizens or to Mid Am, respectively.

                  5.2 STANDARDS. (a) No representation or warranty of Citizens or Mid Am contained in Section 5.3 (other than the representations and warranties in Sections 5.3(c), 5.3(d), 5.3(f)(ii) and 5.3(o) which shall be true and correct in all material respects) shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty contained in Section 5.3, has had or is reasonably likely to have a Material Adverse Effect.

                  (b) The term "Material Adverse Effect" means an effect which
(A) is materially adverse to the business, properties, financial condition or results of operations of Mid Am or Citizens, as the context may dictate, and its subsidiaries taken as a whole, (B) materially impairs the ability of Mid Am or Citizens, as the context may dictate, to consummate the Merger or (C) enables any Person to prevent the consummation by Mid Am or Citizens of the Merger; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect the proximate cause of which is (i) any change in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in generally accepted accounting principles or regulatory accounting requirements applicable to banks and bank holding companies generally and (iii) the effects of the actions contemplated by Section 6.8.

                  5.3 REPRESENTATIONS AND WARRANTIES OF MID AM AND CITIZENS. Subject to and giving effect to Sections 5.1 and 5.2 and except as set forth in the relevant Disclosure Letter referred to therein, Mid Am hereby represents and warrants to Citizens, and Citizens hereby represents and warrants to Mid Am, that:

                  (a) Corporate Organization and Qualification. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is duly qualified to do business in each jurisdiction where the properties owned, leased or operated or the business conducted by it require such qualification. It has the requisite corporate power and authority to carry on its businesses as they are now being conducted. It has made available to the other party hereto a complete and correct copy of its articles of incorporation and code of regulations, each as amended to date and currently in full force and effect.

                  (b) Subsidiaries. Each of its subsidiaries is duly organized, and (to the extent applicable) validly existing, and in good standing under the laws of the jurisdiction of incorporation or organization of such subsidiary, and is duly qualified to do business in each jurisdiction where the property owned, leased or operated, or the business conducted, by such subsidiary requires such qualification. Each of its subsidiaries has the requisite corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

                  (c) Capital Stock. (i) In the case of the representations and warranties made by Citizens:

                           (A) The information in Recital A is true and correct.

                           (B) As of the date hereof, 82,690 shares of Citizens
                  Common Stock were held in treasury by Citizens or otherwise owned by Citizens or its subsidiaries for its own account. No shares of Citizens Preferred Stock were held in treasury by Citizens or otherwise owned by Citizens or its subsidiaries for its own account.

                           (C) All the outstanding shares of Citizens Common
                  Stock have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights.

                           (D) As of the date hereof, except as set forth in
                  this Plan or the Citizens Stock Option Agreement, Citizens does not have any Rights issued or outstanding with respect to any of its capital stock and Citizens does not have any commitment to authorize, issue or sell any shares of its capital stock or Rights. As used herein, "Rights" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

                           (E) All the outstanding shares of capital stock of
                  each of Citizens' subsidiaries owned by Citizens or a subsidiary of Citizens have been duly authorized and validly issued and are fully paid and (except, with respect to bank subsidiaries, as provided in 12 U.S.C. ss. 55 and comparable state laws) nonassessable, and are owned by Citizens or a subsidiary of Citizens free and clear of all liens, pledges, security interests, claims, proxies, preemptive or subscriptive rights or other encumbrances or restrictions of any kind or Rights ("Liens").

                           (F) The shares of Citizens Common Stock to be issued
                  in the Merger, when so issued in accordance with this Plan, will have been duly authorized and validly issued and will be fully paid and nonassessable and not subject to any preemptive rights or other Liens established by Citizens.

                  (ii) In the case of the representations and warranties made by Mid Am:

                           (A) The information in Recital B is true and correct.

                           (B) As of the date hereof, 1,103,720 shares of Mid Am
                  Common Stock were held in treasury by Mid Am or otherwise owned by Mid Am or its subsidiaries for its own account. No shares of Mid Am Preferred Stock were held in treasury by Mid Am or otherwise owned by Mid Am or its subsidiaries for its own account.

                           (C) All the outstanding shares of Mid Am Common Stock
                  have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights.

                           (D) As of the date hereof, except as set forth in
                  this Plan or the Mid Am Stock Option Agreement, Mid Am does not have any Rights issued or outstanding with respect to any of its capital stock and Mid Am does not have any commitment to authorize, issue or sell any shares of its capital stock or Rights.

                           (E) All the outstanding shares of capital stock of
                  each of Mid Am's subsidiaries owned by Mid Am or a subsidiary of Mid Am have been duly authorized and validly issued and are fully paid and (except, with respect to bank subsidiaries, as provided in 12 U.S.C. ss. 55 and comparable state laws) nonassessable, and are owned by Mid Am or a subsidiary of Mid Am free and clear of all Liens.

                  (d) Corporate Authority and Action. (i) It has the requisite corporate power and authority and has taken all corporate action necessary (including in the case of Mid Am, the approval of this Plan and the transactions contemplated herein by the affirmative vote of at least two-thirds of the Board of Directors of Mid Am) in order to authorize the execution and delivery of and performance of its obligations under, this Plan and, subject only to receipt of the requisite approval of (A) in the case of Citizens, at least two-thirds of the votes entitled to be cast by the holders of the outstanding shares of Citizens Common Stock and (B) in the case of Mid Am, a majority of the votes entitled to be cast by the holders of the outstanding shares of Mid Am Common Stock, to consummate the Merger. This Plan is a valid and legally binding agreement of it enforceable in accordance with the terms hereof.

                  (ii) It has taken all action required to be taken by it in order to exempt this Plan and the Stock Option Agreement under which it is the issuer and the transactions contemplated hereby and thereby, from, and this Plan and such Stock Option Agreement and the transactions contemplated hereby and thereby are exempt from (A) the requirements of any "moratorium," "control share," "fair price," "supermajority," "affiliate transactions", "business combination" or other state antitakeover laws and regulations (collectively, "Takeover Laws"), including section 1701.831 chapter 1704 of the OGCL and (B) in the case of Mid Am, the requirements of Paragraph 2(i) of Article 8 of Citizens' restated articles of incorporation, as amended.

                  (e) Governmental Filings; No Violations. (i) Other than the applications, notices, reports and other filings required to be made by it in connection with the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), and the approvals of federal, state and local, domestic and foreign, authorities regulating financial institutions (the "Regulatory Approvals") and other than as required under the Investment Company Act of 1940, as amended, the Securities Exchange Act of 1934, as amended (including the rules and regulations thereunder, the "Exchange Act"), the Securities Act of 1933, as amended (including the rules and regulations thereunder, the "Securities Act"), and state securities and "Blue Sky" laws (together with the Exchange Act and the Securities Act, the "Securities Laws"), no applications, notices, reports or other filings are required to be made by it with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it from, any governmental or regulatory authority, agency, court, commission or other entity, domestic or foreign ("Governmental Entity"), in connection with the execution, delivery or performance of this Plan or the Mid Am Stock Option Agreement or the Citizens Stock Option Agreement, as the case may be, by it and the consummation by it of the transactions contemplated hereby and thereby.

                  (ii) The execution, delivery and performance of this Plan does not and will not, and the consummation by it of any of the transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, its articles of incorporation or code of regulations, or the comparable governing instruments of any of its subsidiaries, or (B) a breach or violation of, or a default under, or the acceleration of or the creation of a Lien (with or without the giving of notice, the lapse of time or both) pursuant to, any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") of it or any of its subsidiaries or any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which it or any of its subsidiaries is subject, or any change in the rights or obligations of any party under any of the Contracts.

                  (f) Reports and Financial Statements. (i) It has delivered to the other party each registration statement, offering circular, report, definitive joint proxy statement or information statement filed, used or circulated by it under the Securities Act, the Exchange Act and state securities and "Blue Sky" laws with respect to periods since January 1, 1998 through the date of this Plan and will promptly deliver each such registration statement, offering circular, report, definitive proxy statement or information statement filed, used or circulated after the date hereof (collectively, whether filed before or after the date hereof, its "Reports"), each in the form (including exhibits and any amendments thereto) filed with the

Securities and Exchange Commission (the "SEC") (or if not so filed, in the form used or circulated).

                  (ii) As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Plan), each of the Reports, including the financial statements, exhibits and schedules thereto, filed, used or circulated prior to the date hereof complied (and each of the Reports filed after the date of this Plan, will comply) in all material respects with applicable Securities Laws and did not (or in the case of Reports filed after the date of this Plan, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                  (iii) Each of its consolidated statements of condition or balance sheets included in or incorporated by reference into its Reports, including the related notes and schedules, fairly presented (or, in the case of Reports prepared after the date of this Plan, will fairly present) the consolidated financial position of it and its subsidiaries as of the date of such statement of condition or balance sheet and each of the consolidated statements of income, cash flows and shareholders' equity included in or incorporated by reference into its Reports, including any related notes and schedules, fairly presented (or, in the case of Reports prepared after the date of this Plan, will fairly present) the consolidated results of operations, retained earnings and cash flows, as the case may be, of it and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Collectively, its foregoing consolidated statements of condition or balance sheets, statements of income, cash flows and shareholders' equity are referred to as its "Financial Statements".

                  (g) Absence of Certain Events and Changes. (i) Since December 31, 1997, it and its subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses and (ii) there has not been any change or development or combination of changes or developments which, individually or in the aggregate, has or resulted in or is reasonably likely to result in a Material Adverse Effect.

                  (h) Compliance with Laws. It and each of its subsidiaries:

                           (i) is in compliance, in the conduct of its business, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the

         Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, all other applicable fair lending laws or other laws relating to discrimination and the Bank Secrecy Act;

                           (ii) has all permits, licenses, franchises, certificates of authority, orders, and approvals of, and has made all filings, applications, and registrations with, Governmental Entities that are required in order to permit it or such subsidiary to carry on its business as presently conducted;

                           (iii) has received since December 31, 1995 no notification or communication from any Governmental Entity (including the Federal Reserve Board and any other bank, insurance or securities regulatory authority) (A) asserting that it or any of its subsidiaries is not in compliance with any statutes, regulations or ordinances, (B) threatening to revoke any permit, license, franchise, certificate of authority or other governmental authorization, or (C) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC deposit insurance; or

                           (iv) is not a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter or similar submission to, any Governmental Entity charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits (including, the FDIC) or the supervision or regulation of it or any of its subsidiaries and neither it nor any of its subsidiaries has been advised by any such Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

                  (i) Litigation. There are no criminal or administrative investigations or hearings of, before or by any Governmental Entity, or civil, criminal or administrative actions, suits, claims or proceedings of, before or by any Person (including any Governmental Entity) pending or, to its knowledge, threatened, against or affecting it or any of its subsidiaries (including, without limitation, under the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act or any other fair lending law or other law relating to discrimination).

                  (j) Taxes. All federal, state, local and foreign Tax (as hereinafter defined) returns, including all information returns, required to be filed by or on behalf of it or any of its subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension has been granted and has not expired, and all such filed returns are complete and accurate in all material respects. Except as disclosed in its Reports, all Taxes attributable to it or any of its subsidiaries that are or were due or payable (without regard to whether such Taxes have been assessed) have been paid in full or have been adequately provided for on its consolidated balance sheet and consolidated statement of earnings or income (in accordance with generally accepted accounting principles). As of the date of this Plan and except as disclosed in its Reports, there is no outstanding audit examination, defi-ciency, refund litigation or outstanding waivers or agreements extending the applicable statute of limitations for the assessment or collection of any Taxes for any period with respect to any Taxes of it or its subsidiaries. All Taxes due with respect to completed and settled examinations or concluded litigation relating to it or any of its subsidiaries have been paid in full or have been recorded on its or such subsidiary's balance sheet and consolidated statement of earnings or income (in accordance with generally accepted accounting princi-ples). Neither it nor any of its subsidiaries is a party to a Tax sharing or similar agreement or any agreement pursuant to which it or any of its subsidiaries has indemnified any party (other than it or one of its subsidiaries) with respect to Taxes that has been entered into in connection with the sale of a company or a business. The proper and accurate amounts have been withheld from all employees (and timely paid to the appropriate Governmental Entity or set aside in an account for such purposes) for all periods through the Closing Date in compliance with all Tax withholding provisions of applicable federal, state, local and foreign laws (including, without limitation, income, social security and employment tax withholding for all types of compensation). The term "Tax" includes any tax or similar governmental charge, impost or levy (including, without limitation, income taxes, franchise taxes, transfer taxes or fees, stamp taxes, sales taxes, use taxes, excise taxes, ad valorem taxes, withholding taxes, employee withholding taxes, worker's compensation, payroll taxes, unemployment insurance, social security, minimum taxes or windfall profits taxes), together with any related liabilities, penalties, fines, additions to tax or interest, imposed by any federal, state or local, domestic or foreign government or subdivision or agency thereof.

                  (k) Insurance. It and its subsidiaries are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices.

                  (l) Labor Matters. Neither it nor any of its subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its subsidiaries the subject of any material proceeding asserting that it or any such subsidiary has committed an unfair labor practice or seeking to compel it or such subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike involving it or any of its subsidiaries pending or, to its knowledge, threatened, nor is it aware of any activity involving its or any of its subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

                  (m) Employee Benefits. (i) Paragraph 5.3(m) of its Disclosure Letter sets forth a list of each "employee benefit plan", as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plan, employment or severance contract and all other employee benefit plans that cover current or former officers or employees ("Employees") or current or former directors of it and its subsidiaries (its "Compensation Plans").

                  (ii) All of its Compensation Plans other than Multiemployer Plans are in compliance with all applicable laws, including ERISA and the Internal Revenue Code. Each of its Compensation Plans which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under
         Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service with respect to "TRA" (as defined in Section 1 of Rev. Proc. 93-39), and it is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to its knowledge, threatened litigation relating to its Compensation Plans. Neither it nor any of its subsidiaries has engaged in a transaction with respect to any Compensation Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject it or any of its subsidiaries to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

                  (iii) No liability under Subtitle C or D of Title IV of ERISA (other than payment of applicable premiums) has been or is expected to be incurred by it or any of its subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity (an "ERISA Affiliate Plan") which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Internal Revenue Code (an "ERISA Affiliate"). It and its subsidiaries and ERISA Affiliates have neither contributed to nor been obligated to contribute to any "multiemployer plan" within the meaning of Section 3(37) of ERISA, regardless of whether based on contributions of an ERISA Affiliate. No notice of a "reportable event", within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, has been required to be filed for any of its Pension Plans or by any of its ERISA Affiliates within the 12-month period ending on the date hereof, or will be required to be filed as a result of the transactions contemplated by this Plan. Neither it, its subsidiaries nor any of their respective ERISA Affiliates has incurred or is aware of any facts that are reasonably likely to result in any liability pursuant to Sections 4069 or 4204 of ERISA.

                  (iv) All contributions required to be made by it and its subsidiaries under the terms of any of its Compensation Plans have been timely made or have been reflected on its audited financial statements or preliminary financial statements. Neither any of its Pension Plans nor any of its ERISA Affiliate Plans has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. None of it, its subsidiaries or its ERISA Affiliates has provided, or is required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Internal Revenue Code.

                   (v) Under each of its Pension Plans and any ERISA Affiliate Plans, as of the last day of the most recent plan year ended prior to the date of this Plan, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the most recent actuarial valuation of such Pension Plan or ERISA Affiliate Plan), did not exceed the then current value of the assets of such Pension Plan or ERISA Affiliate Plan, and there has been no change in the financial condition of such Pension Plan or ERISA Affiliate Plan since the last day of the most recent plan year.

                  (vi) Neither it nor its subsidiaries have any obligations for retiree health and life benefits and there are no restrictions on the rights of it or its subsidiaries to amend or terminate any such Plan without incurring any liability thereunder in addition to normal liabilities for benefits.

                  (vii) The transactions contemplated by this Plan and the Stock Option Agreements will not result in the vesting or acceleration of any amounts under any Compensation Plan, any increase in benefits under any Compensation Plan or payment of any severance or similar compensation under any Compensation Plan.

                  (viii) No Compensation Plans covering current or former non-U.S. employees of its subsidiaries have unfunded liabilities and all such Compensation Plans are in substantial compliance with local law.

                  (n) Environmental Matters. Neither the conduct nor operation of it or its subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws (as hereinafter defined) and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. Neither it nor any of its subsidiaries has received any notice from any person or entity that it or its subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property. As used herein, "Environmental Laws" means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

                  (o) Community Reinvestment Act. Each of its banking subsidiaries which is subject to the provisions of the Community Reinvestment Act has an assigned rating of "satisfactory" or better under the provisions of the Community Reinvestment Act and the regulations promulgated thereunder.

                  (p) Agreements. (i) As of the date of this Plan, except for
(A) this Plan and the Stock Option Agreements and (B) arrangements made after the date, and in accordance with the terms, of this Plan, it and its subsidiaries are not bound by (x) any material contract (as defined in Item 601(b)(10) of Regulation S-K under the Securities Act) to be performed after the date hereof that has not been filed with or incorporated by reference in its Reports filed on or prior to the date hereof or (y) any Contract that restricts the conduct of business by it or any of its subsidiaries.

                  (ii) None of it or any of its subsidiaries is in default under any material Contract.

                  (q) Knowledge as to Conditions. As of the date of this Plan, it knows of no reason, including the status of its efforts regarding "year 2000 issues," (i) why the Regulatory Approvals should not be obtained, (ii) why the accountants' letters referred to in Section 7.1(g) or the opinions of tax counsel referred to in Section 7.2(c) will not be able to be obtained on the Closing Date, or (iii) why the opinion of tax counsel referred to in Section 7.3(c) will not be able to be obtained at the Effective Time.

                  (r) Fairness Opinions. It has received the opinion of, McDonald & Company Securities, Inc. in the case of Mid Am, and Sandler O'Neill & Partners, L.P. in the case of Citizens, to the effect that as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to its shareholders.

                  (s) Brokers and Finders. None of it, its subsidiaries or any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated herein, except that Mid Am has retained McDonald & Company Securities, Inc. as its financial adviser and Citizens has retained Sandler O'Neill & Partners, L.P. as its financial adviser, the arrangements with which have been set forth in its respective Disclosure Letter.

                  (t) Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements (collectively, the "Risk Management Instruments"), whether entered into for its own account, or for the account of one or more of its subsidiaries or its customers, were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of the Risk Management Instruments constitutes the valid and legally binding obligation of, in the case of representations and warranties made by Mid Am, Mid Am or one of its subsidiaries or, in the case of representations and warranties made by Citizens, Citizens or one of its subsidiaries, enforceable in accordance with the terms of such Risk Management Instrument (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect.

                  (u) Year 2000. The computer software operated by it which is material to the conduct of its business is capable of providing or is being adapted to provide uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 in substantially the same manner and with the same functionality as such software records, stores, processes and presents such calendar dates falling on or before December 31, 1999. The costs of the adaptations referred to in this clause will not have a Material Adverse Effect on it.

                  (v) Employment Agreements. In the case of Citizens only, Citizens has entered into certain employment agreements with Edward J. Reiter, David R. Francisco and Marty E. Adams, each of which has been duly authorized, executed and delivered by Citizens and none of which shall be modified, amended or supplemented without the prior written consent of Mid Am.

                                   ARTICLE VI
                                    COVENANTS

                  6.1 CONDUCT OF BUSINESS PENDING THE EFFECTIVE TIME. Each of Mid Am and Citizens agrees, as to itself and its subsidiaries, that, except insofar as the other party shall otherwise consent in writing (such consent not to be unreasonably withheld) or except as otherwise expressly contemplated by this Plan or the Stock Option Agreements or as set forth in paragraph 6.1 of its Disclosure Letter:

                  (a) The business of it and its subsidiaries will be conducted only in the ordinary and usual course and, to the extent consistent therewith, it and its subsidiaries will use all reasonable best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates and to take no action that would (i) adversely affect the ability of any of them to obtain (A) any Regulatory Approval, (B) the accountants' letters referred to in Section 7.1(g) or (C) the opinions of tax counsel referred to, in the case of Mid Am, in Section 7.2(c) and in the case of Citizens, in Section 7.3(c), or (ii) adversely affect its ability to perform its obligations under this Plan or the Stock Option Agreements.

                  (b) It will not (i) sell or pledge, agree to sell or pledge, or permit any Lien to exist on, any stock owned by it or any of its material subsidiaries; (ii) other than as contemplated by Section 2.5 and Section 2.6, amend or restate its articles of incorporation or code of regulations; (iii) other than as referred to in Section 4.4, split, combine or reclassify any outstanding capital stock; (iv) other than as permitted by Section 6.2, declare, set aside or pay any dividend or distribution payable in cash, stock or other property with respect to any of its capital stock; or (v) except for acquisitions made by Mid Am National Bank and Trust Company, as trustee under Mid Am's Employee Stock Ownership Pension Plan, as amended and restated, and Mid Am's Employee Stock Ownership and Savings Plan, as amended and restated, and by the trustee under Citizen's Employee Stock Ownership Plan, as amended and restated, repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

                  (c) Neither it nor any of its subsidiaries will (i) issue, sell, pledge, dispose of or encumber, or authorize or propose the issuance, sale, pledge, disposition or encumbrance of, any shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of, any class, except pursuant to this Plan, the Stock Option Agreements, or in connection with acquisitions announced prior to the date hereof; (ii) transfer, lease, license, guarantee, sell, mortgage, pledge or dispose of any other material property or assets or encumber any property or assets other than to a direct or indirect wholly owned subsidiary of it; (iii) cancel, release, assign or modify any material amount of indebtedness of any other individual, bank, corporation, partnership, trust, association or other entity or organization (any of the foregoing, a "Person") other than in the ordinary and usual course of business consistent with past practice; or (iv) authorize capital expenditures other than in the ordinary and usual course of business.

                  (d) Except for internal reorganizations involving existing subsidiaries, or in satisfaction of debts previously contracted in good faith, neither it nor any of its subsidiaries will make any material acquisition of, or investment in, assets or stock of any other Person.

                  (e) Other than in the ordinary course of business consistent with past practice, it will not incur or permit any of its subsidiaries to incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person or make any loan or advance.

                  (f) Neither it nor any of its subsidiaries will (i) grant any increase in compensation or benefits to its Employees, except for normal increases consistent with past practice or as required by law; (ii) pay any bonus except as consistent with past practice; (iii) grant any severance or termination pay to any director or Employee except as consistent with past practice; (iv) enter into or amend any employment or severance agreement with any director or Employee (provided that this clause (iv) shall not prohibit either party from approving a renewal or other extension of an existing employment or severance agreement in accordance with its terms and in the ordinary course of business consistent with past practice); (v) grant any increase in fees or other increases in compensation or other benefits to any of its present or former directors; or (vi) effect any material change in retirement benefits for any class of its Employees (unless such change is required by applicable law or, in the opinion of counsel, is necessary or advisable to maintain the tax qualification of any plan under which the retirement benefits are provided).

                  (g) Except as may be required to satisfy contractual obligations existing as of the date hereof and the requirements of applicable law, neither it nor any of its subsidiaries will establish, adopt, enter into or make any new, or amend any existing, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retire-ment, employee stock ownership, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors or Employees.

                  (h) Neither it nor any of its subsidiaries will implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles or regulatory accounting principles.

                  (i) Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding against it, except for any claim, action or proceeding which involves solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Citizens or Mid Am and each of their respective subsidiaries, taken as a whole, and that does not involve or create precedent for claims, actions or proceedings that are reasonably likely to be material to Citizens or Mid Am and each of their respective subsidiaries taken as a whole.

                  (j) Neither it nor any of its subsidiaries will authorize or enter into an agreement to take any of the actions referred to in paragraphs (a) through (i) above.

                  6.2 DIVIDENDS. Each of Mid Am and Citizens agrees that, from and after the date hereof until the Effective Time, (i) direct and indirect wholly owned subsidiaries of each of Mid Am and Citizens may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay dividends in cash, stock or other property and (ii) each may pay quarterly dividends on outstanding shares of Mid Am Common Stock and Citizens Common Stock, respectively, at a rate not to exceed $0.16 per share per quarter in the case of Mid Am and $0.31 per share per quarter in the case of Citizens (adjusted to $0.16 per share per quarter after the stock split or stock dividend referred to in Section 4.4). Citizens and Mid Am shall coordinate (on a mutually agreeable basis that will not materially impair their ability to obtain the letters referred to in Section 7.1(g)) the declaration of dividends (and the record and payment dates therefor), it being the intention of the parties hereto that holders of Citizens Common Stock or Mid Am Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of Citizens Common Stock and/or Mid Am Common Stock and any shares of Citizens Common Stock any such holder receives in the Merger.

                  6.3 ACQUISITION PROPOSALS. Each of Mid Am and Citizens agrees that neither it nor any of its subsidiaries nor any of its respective officers and directors or the officers and directors of its subsidiaries shall, and it shall direct and use all reasonable best efforts to cause its employees and agents, including any investment banker, attorney or accountant retained by it or any of its subsidiaries (collectively, its "Representatives") not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of, all or any substantial part of its assets, deposits or any equity securities of either Mid Am or Citizens or any of their material subsidiaries (any such proposal or offer in respect of either Mid Am or Citizens being hereinafter referred to as an "Acquisition Proposal"), other than as expressly contemplated by this Plan, or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal or otherwise facilitate any effort or attempt to implement or make an Acquisition Proposal. Citizens will notify Mid Am, and Mid Am will notify Citizens, immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it and any developments with respect thereto.

                  6.4 SHAREHOLDER APPROVAL. (a) Mid Am agrees to take, in accordance with applicable law and its amended articles of incorporation and code of regulations, all action necessary to convene a meeting of its shareholders (including any adjournment or postponement, the "Mid Am Meeting"), as promptly as practicable after the Registration Statement is declared effective to consider and vote upon the adoption and approval of this Plan and the Merger. The Board of Directors of Mid Am shall recommend such adoption and approval and Mid Am will take all reasonable lawful action to solicit such adoption and approval and authorization by its shareholders.

                  (b) Citizens agrees to take, in accordance with applicable law and its restated articles of incorporation, as amended, and code of regulations, all action necessary to convene a meeting of its shareholders (including any adjournment or postponement, the "Citizens Meeting"), as promptly as practicable after the Registration Statement is declared effective to consider and vote upon the adoption and approval of this Plan and the Merger and the other matters contemplated hereby. The Board of Directors of Citizens shall recommend such adoption and approval and Citizens will take all reasonable lawful action to solicit such adoption and approval by its shareholders.

                  6.5 FILINGS; OTHER ACTIONS. (a) Each of Mid Am and Citizens agrees to cooperate in the preparation of a registration statement on Form S-4 (the "Registration Statement") to be filed by Citizens with the SEC in connection with the issuance of Citizens Common Stock in the Merger (including the joint proxy statement and prospectus and other proxy solicitation materials of Citizens and Mid Am constituting a part thereof (the "Joint Proxy Statement/Prospectus")). Citizens agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing thereof. Citizens also agrees to use all reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Plan, and each of Citizens and Mid Am agrees to furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action.

                  (b) Each of Mid Am and Citizens agrees to cooperate with the other and, subject to the terms and conditions set forth in this Plan, use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Plan, including without limitation the Regulatory Approvals. Each of Mid Am and Citizens shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all the material information relating to the other party, and any of their respective subsidiaries, which appears in any material filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Plan. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Plan and each party will keep the other party apprized of the status of matters relating to completion of the transactions contemplated hereby.

                  (c) Each party agrees, upon request, to furnish the other party with all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement or Joint Proxy Statement/Prospectus or any other statement, filing, notice or application made by or on behalf of such other party or any of its subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Plan.

                  (d) Each of Mid Am and Citizens agrees to consult and cooperate with the other in effecting actions and measures for the purpose of ensuring the orderly consummation of the transactions contemplated hereby and the efficient conduct of the combined businesses of Mid Am and Citizens following the Merger. Without limiting the foregoing, each of Mid Am and Citizens agrees, to the extent consistent with applicable law, to consult and cooperate with the other in (i) developing a joint business plan for periods beginning at the Effective Time and (ii) taking reasonable steps in an effort to result in the achievement of the objectives stated in such joint business plan.

                  6.6 INFORMATION SUPPLIED. Each of Citizens and Mid Am agrees, as to itself and its subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement and each amendment and supplement thereto, if any, become effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (b) the Joint Proxy Statement/Prospectus and any amendment or supplement thereto, at the date of mailing to shareholders and at the times of the Citizens Meeting and the Mid Am Meeting, will contain any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Joint Proxy Statement/Prospectus or any amendment or supplement thereto. Neither the Joint Proxy Statement/Prospectus nor the Registration Statement will be filed, and, prior to the termination of this Plan, no amendment or supplement to the Joint Proxy Statement/Prospectus or the Registration Statement shall be filed, by Mid Am or Citizens without consultation with the other party and its counsel.

                  6.7 ACCESS AND INVESTIGATIONS. (a) Upon reasonable notice and whether during or after the due diligence periods provided for in Sections 8.3(a) and 8.4(a), each of Mid Am and Citizens agrees to (and shall cause each of its subsidiaries to) afford the other party's Representatives access, during normal business hours throughout the period until the Closing Date, to its properties, books, contracts and records and, during such period, shall

(and shall cause each of its subsidiaries to) furnish promptly to the other party all material information concerning its business, properties and personnel as may reasonably be requested. Neither Citizens nor Mid Am nor any of their respective subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of such party's customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule regulation, order, judgment or decree or any binding agreement entered into prior to the date of this Plan. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which restrictions of the preceding sentence apply.

                  (b) Each party agrees, and will cause its respective Representatives not to, use any information obtained from the other party (or such other party's affiliates or Representatives), pursuant to this Section 6.7 or otherwise, for any purpose unrelated to the consummation of the transactions contemplated by this Plan. Each party will keep, and will cause its Representatives to keep, all information and documents obtained from the other party pursuant to this Section 6.7 or during the investigation leading up to the execution of this Plan confidential unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Plan is terminated or the transactions contemplated by this Plan shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same.

                  6.8 CERTAIN MODIFICATIONS; RESTRUCTURING CHARGES. Citizens and Mid Am agree to consult with respect to their loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and shall make such modifications or changes to its policies and practices, if any, and at such date prior to the Effective Time, as may be mutually agreed upon. Citizens and Mid Am shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges in accordance with generally accepted accounting principles, as may be mutually agreed upon. No party's representations, warranties and covenants contained in this Plan shall be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes to such policies and practices which may be undertaken on account of this Section 6.8.

                  6.9 TAKEOVER LAWS. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby or by the Stock Option Agreements, each of Mid Am and Citizens and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Plan or by the Stock Option Agreements may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Plan.

                  6.10 OPTIONS. (a) Conversion of Options. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of an option, each option granted by Mid Am to purchase shares of Mid Am Common Stock (any such option to purchase shares of Mid Am Common Stock being referred to as a "Mid Am Option") that is outstanding and unexercised, whether vested or unvested, immediately prior thereto (excluding any such option the holder of which is then entitled to receive cash or stock in satisfaction thereof under the terms of such option or warrant) shall be converted into an option (each, a "New Option") to purchase such number of shares of Citizens Common Stock at an exercise price determined as provided below (and otherwise having the same duration and other terms as the original Mid Am Option):

                         (i) the number of shares of Citizens Common Stock to be subject to the New Option shall be equal to the product of (A) the number of shares of Mid Am Common Stock purchasable upon exercise of the original Mid Am Option and (B) the Exchange Ratio, the product being rounded, if necessary, up or down, to the nearest whole share; and

                        (ii) the exercise price per share of Citizens Common Stock under the New Option shall be equal to (A) the exercise price per share of Mid Am Common Stock under the original Mid Am Option divided by (B) the Exchange Ratio, rounded, if necessary, up or down, to the nearest cent.

With respect to any Mid Am Options that are "incentive stock options" (as defined in Section 422(b) of the Internal Revenue Code), the foregoing adjustments shall be effected in a manner consistent with Section 424(a) of the Internal Revenue Code.

                  (b) Assumption by Citizens. At or prior to the Effective Time, Mid Am shall make all necessary arrangements with respect to its plans to permit assumption of the unexercised Mid Am Options by Citizens pursuant to this
Section 6.10.

                  6.11 BENEFIT PLANS. (a) From and after the Effective Time, unless otherwise mutually determined, the benefit plans in effect as of the date of this Plan shall remain in effect with respect to the employees of Citizens (or its subsidiaries) and the employees of Mid Am (or its subsidiaries) covered by such plans at the Effective Time (respectively, the "Former Mid Am Employees" and the "Former Citizens Employees") until such time as the Surviving Corporation shall, subject to applicable law, the terms of this Plan and the terms of such plans, adopt new benefit plans with respect to employees of the Surviving Corporation or take the other actions contemplated by this Section
6.11. Prior to the Effective Time,

Citizens and Mid Am agree to cooperate in reviewing, evaluating and analyzing the Citizens benefit plans and Mid Am benefit plans with a view towards either developing appropriate new benefit plans or amending, supplementing or modifying existing benefit plans of Citizens or Mid Am. It is the intention of the parties that, to the extent practicable and except as otherwise determined by Citizens and Mid Am prior to the Effective Time: (i) the employee benefit plans of the Surviving Corporation and its subsidiaries shall be structured to result in similarly situated Former Mid Am Employees and Former Citizens Employees having substantially equivalent benefits, in the aggregate, and (ii) until such plans as are intended to be adopted or amended in light of the preceding provision are so adopted or amended, Former Mid Am Employees and Former Citizens Employees shall continue to be provided with employee benefits that, in the aggregate, provide a similar level of benefits to that provided to Former Mid Am Employees as a group or Former Citizens Employees as a group, respectively, prior to the Effective Time. The Surviving Corporation agrees that if Citizens establishes or continues employee benefit plans under which an employee's benefit depends, in whole or in part, on length of service with Mid Am or Citizens prior to the Effective Time, credit will be given, to the extent reasonably practicable, for service credited under similar plans of Mid Am or Citizens or any of their respective subsidiaries, provided that such crediting of service does not result in duplication of benefits.

                  (b) The foregoing notwithstanding, Citizens agrees to honor in accordance with their terms all benefits vested under Mid Am's Compensation Plans.

                  (c) It is the express understanding and intention of the parties that no employee or other Person shall be deemed to be a third party beneficiary, or have or acquire any right to enforce the provisions, of this
Section 6.11, and that nothing in this Plan shall be deemed to constitute a "plan" or an "amendment to a plan."

                  6.12 INDEMNIFICATION AND INSURANCE. (a) Citizens agrees to indemnify and hold harmless (including the advancement of expenses as incurred) each present and former director and officer of Mid Am and Citizens and their subsidiaries (each, an "Indemnified Party") for a period of six years after the Effective Time, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law. Citizens' obligations under this paragraph (a) shall continue in full force and effect for a period of six years from the Effective Time, provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

                  (b) Citizens shall cause the Persons serving as officers and directors of Mid Am and Citizens immediately prior to the Effective Time to be covered for a period of six years after the Effective Time by the directors' and officers' liability insurance policy currently maintained by Citizens (provided that Citizens may substitute policies providing comparable or better coverage than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall Citizens be required to expend more than 200% of the amount currently expended by Mid Am (the "Maximum Amount") to maintain or procure insurance coverage pursuant hereto, and provided further that, if Citizens is unable to maintain or obtain the insurance called for by this Section 6.12(b), Citizens shall use its best efforts to obtain as much comparable insurance as available for the Maximum Amount; provided, further, that such Persons may be required to make application and provide customary representations and warranties to Citizens' insurance carrier for the purpose of obtaining such insurance.

                  (c) Any Indemnified Party wishing to claim indemnification under Section 6.12(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Citizens thereof; provided that the failure so to notify shall not affect the obligations of Citizens under
Section 6.12(a) unless and to the extent that Citizens is actually prejudiced as a result of such failure.

                  (d) If Citizens or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of Citizens shall assume the obligations set forth in this Section 6.12.

                  (e) The provisions of this Section 6.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

                  6.13 AFFILIATE AGREEMENTS. (a) As soon as practicable after the date hereof, Mid Am shall identify to Citizens and Citizens shall identify to Mid Am all Persons who are at the date hereof (or at another reasonably proximate date) "affiliates" of Mid Am or Citizens, respectively, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act and/or Accounting Series Releases 130 and 135, as amended, of the SEC ("Affiliates"). Each of Mid Am and Citizens shall use all reasonable best efforts to obtain a written agreement in the form of, in the case of Mid Am, Annex 4 and, in the case of Citizens, Annex 5, from each Person who is so identified as a possible Affiliate and shall deliver copies of such written agreements to the other party as soon as practicable.

                  (b) As soon as practicable after the date of the Mid Am Meeting or Citizens Meeting, as applicable, Mid Am shall identify to Citizens and Citizens shall identify to Mid Am all Persons who were, at the time of the Mid Am Meeting or the Citizens Meeting, Affiliates of Mid Am and Citizens, respectively, and who were not previously identified in accordance with Section 6.13(a). Each of Mid Am and Citizens shall use all reasonable best efforts to obtain a written agreement in the form specified in paragraph (a) from each Person who is so identified and shall deliver copies of such written agreements to the other party as soon as practicable.

                  6.14 PUBLICITY. The initial press release relating hereto will be a joint press release and thereafter Citizens and Mid Am shall agree with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and prior to making any filings with any Governmental Entity.

                  6.15 REASONABLE BEST EFFORTS. Subject to the terms and conditions of this Plan, each of Mid Am and Citizens agrees to cooperate fully with each other and to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Plan, the Merger, including, without limitation, using reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger.

                  6.16 NOTIFICATION OF CERTAIN MATTERS. Each of Mid Am and Citizens will give prompt notice to the other upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (i) is reasonably likely to result in any Material Adverse Effect with respect to it, or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

                  6.17 EXPENSES. Each of the parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel, except that Mid Am and Citizens each shall bear and pay one-half of the following expenses: (i) the costs (excluding the fees and disbursements of counsel and accountants) incurred in connection with the preparation (including copying and printing) of the Joint Proxy Statement/Prospectus and Registration Statement and applications to Governmental Entities for the approval of the Merger and (ii) all listing, filing or registration fees, including, without limitation, fees paid for filing the Registration Statement and the Joint Proxy Statement/Prospectus with the SEC and fees paid for filings with Governmental Entities.


                                   ARTICLE VII
                                   CONDITIONS

                  7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each of Mid Am and Citizens to consummate the Merger is subject to the fulfillment or written waiver by Mid Am and Citizens prior to the Effective Time of each of the following conditions:

                  (a) Shareholder Approval. This Plan and the Merger and the Articles Amendments and the Amendments to the Code of Regulations shall have been duly adopted and approved by the requisite votes of the shareholders of Mid Am and the shareholders of Citizens.

                  (b) Governmental and Regulatory Consents. All regulatory approvals required to consummate the transactions contemplated hereby, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which either of the Citizens Board of Directors or the Mid Am Board of Directors reasonably determines would following the Effective Time, have a Material Adverse Effect on the Surviving Corporation and its subsidiaries taken as a whole.

                  (c) Third Party Consents. All consents or approvals of all Persons (other than Governmental Entities) required for consummation of the Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the financial condition or results of operations of the Surviving Corporation.

                  (d) No Prohibitions. No United States or state court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Merger.

                  (e) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Entity.

                  (f) Blue Sky Approvals. All permits and other authorizations under the Securities Laws (other than that referred to in Section 7.1(e)) and other authorizations necessary to consummate the Merger and to issue the shares of Citizens Common Stock to be issued in the Merger shall have been received and be in full force and effect.

                  (g) Accountants' Pooling Letters. Each of Mid Am and Citizens shall have received letters, dated as of the mailing date of the Joint Proxy Statement/Prospectus and the Effective Time, from Crowe, Chizek and Company LLP and Price Waterhouse LLP, independent auditors, to the effect that the Merger will qualify for pooling-of-interests accounting treatment under Accounting Principles Board Opinion No. 16 and SEC Accounting Series Releases 130 and 135, as amended, if consummated in accordance with this Plan.

                  (h) Nasdaq Listing. The shares of Citizens Common Stock that shall be issued to the shareholders of Mid Am upon consummation of the Merger shall have been authorized for listing on the Nasdaq subject to official notice of issuance.

                  7.2 CONDITIONS TO OBLIGATION OF MID AM. The obligation of Mid Am to consummate the Merger is also subject to the fulfillment, or the written waiver by Mid Am prior to the Effective Time of each of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of Citizens set forth in this Plan shall be, giving effect to Sections 5.1 and 5.2, true and correct as of the date of this Plan and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Plan or some other date shall be true and correct as of such date); and Mid Am shall have received a certificate, dated the Closing Date, signed on behalf of Citizens by the Chief Executive Officer and the Chief Financial Officer of Citizens to such effect.

                  (b) Performance of Obligations of Citizens. Citizens shall have performed in all material respects all obligations required to be performed by it under this Plan at or prior to the Effective Time, and Mid Am shall have received a certificate, dated the Closing Date, signed on behalf of Citizens by the Chief Executive Officer and the Chief Financial Officer of Citizens to such effect.

                  (c) Opinion of Tax Counsel. Mid Am shall have received an opinion of Sullivan & Cromwell, special counsel to Mid Am, dated the Closing Date and in customary form, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and that each of Citizens and Mid Am will be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code. If Citizens or an affiliate of Citizens is the surviving or acquiring corporation in the Merger, such opinion shall include a statement to the effect that on the basis of the assumptions set forth in such opinion, no gain or loss will be recognized for Federal income tax purposes by the stockholders of Mid Am who exchange all of their Mid Am Common Stock solely for Citizens Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Citizens Common Stock). In rendering its opinion, Sullivan & Cromwell may require and rely upon representations contained in letters from Citizens, Mid Am and others.


                  7.3 CONDITIONS TO OBLIGATION OF CITIZENS. The obligation of Citizens to consummate the Merger is also subject to the fulfillment, or the written waiver by Citizens prior to the Effective Time, of each of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of Mid Am set forth in this Plan shall be, giving effect to Sections
5.1 and 5.2, true and correct as of the date of this Plan and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Plan or some other date shall be true and correct as of such date) and Citizens shall have received a certificate, dated the Closing Date, signed on behalf of Mid Am by the Chief Executive Officer and the Chief Financial Officer of Mid Am to such effect.

                  (b) Performance of Obligations of Mid Am. Mid Am shall have performed in all material respects all obligations required to be performed by it under this Plan at or prior to the Effective Time; and Citizens shall have received a certificate, dated the Closing Date, signed on behalf of Mid Am by the Chief Executive Officer and the Chief Financial Officer of Mid Am to such effect.

                  (c) Opinion of Tax Counsel. Citizens shall have received an opinion from Skadden, Arps, Slate, Meagher & Flom LLP & Affiliates, special counsel to Citizens, dated the Effective Time, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, and that each of Citizens and Mid Am will be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code. If pursuant to Section 1.1 of this Agreement the method of effecting the combination of Citizens and Mid Am is changed such that Mid Am or an affiliate of Mid Am is the surviving or acquiring corporation in the Merger, such opinion shall also include a statement substantially to the effect that no gain or loss will be recognized for Federal income tax purposes by the stockholders of Citizens who exchange all of their Citizens Common Stock solely for Mid Am Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Mid Am Common Stock). In rendering its opinion, Skadden, Arps, Slate, Meagher & Flom LLP & Affiliates may require and rely upon representations and covenants, including those contained in certificates of officers of Citizens, Mid Am and others, reasonably satisfactory in form and substance to such counsel.


                                  ARTICLE VIII
                                   TERMINATION

                  8.1 TERMINATION BY MUTUAL CONSENT. This Plan may be terminated and the Merger may be abandoned at any time prior to the Effective Time (whether or not the shareholders of Citizens Common Stock or Mid Am Common Stock have adopted and approved this Plan), upon the mutual consent of Mid Am and Citizens, by action of their respective Boards of Directors.

                  8.2 TERMINATION BY EITHER MID AM OR CITIZENS. This Plan may be terminated and the Merger may be abandoned by action of the Board of Directors of either Mid Am or Citizens if (a) the Merger shall not have been consummated by March 31, 1999 (the "Termination Date"), (b) any required Regulatory Approval shall have been denied by the relevant Governmental Entity or such Governmental Entity shall have requested the permanent withdrawal of any application therefor, or (c) the approval of the shareholders of Mid Am or Citizens referred to in Section 7.1(a) shall not have been obtained at the Mid Am Meeting or the Citizens Meeting, respectively (provided, that the terminating party is not then in material breach of its obligations under Section 6.4).

                  8.3 TERMINATION BY CITIZENS. This Plan may be terminated and the Merger may be abandoned by action of the Board of Directors of Citizens as follows:

                  (a) It is intended that Citizens will continue its due diligence review of Mid Am for up to 30 days after the date hereof. In the event that Citizens' due diligence investigation of Mid Am and its subsidiaries discloses one or more matters which either (i) Citizens in good faith believes in the reasonable judgment of the Board of Directors of Citizens to be inconsistent with any of the representations and warranties of Mid Am and which constitute or have had or are reasonably likely to have a Material Adverse Effect on Mid Am or (ii) in the reasonable judgment of the Board of Directors of Citizens either (A) is of such significance as to constitute or have or be reasonably likely to have a Material Adverse Effect on Mid Am and its subsidiaries, taken as a whole, or (B) deviates materially and adversely from the financial statements for the year ended December 31, 1997 or the three months ended March 31, 1998, of Mid Am, the Board of Directors of Citizens may elect to terminate this Plan by giving notice of termination to Mid Am within or at the end of the 30 day period following the date hereof;

                  (b) At any time prior to the Effective Time, if Mid Am shall have breached any representation, warranty, covenant or agreement contained herein that would result in the failure to satisfy the closing condition set forth in Section 7.3(a) or 7.3(b) and such breach cannot be or has not been cured within 30 days after the giving of a written notice to Mid Am of such breach;

                   (c) At any time prior to the Mid Am Meeting, if the Board of Directors of Mid Am shall have failed to make or shall have withdrawn, or materially modified or changed, its approval or recommendation referred to in
Section 6.4(a); or

                  (d) at any time prior to the close of business, Eastern Standard Time, on May 21, 1997, if Mid Am shall have not executed and delivered the Mid Am Stock Option Agreement to Citizens.

                  8.4 TERMINATION BY MID AM. This Plan may be terminated and the Merger may be abandoned by action of the Board of Directors of Mid Am as follows:

                  (a) It is intended that Mid Am will continue its due diligence review of Citizens for up to 30 days after the date hereof. In the event that Mid Am's due diligence investigation of Citizens and its subsidiaries discloses one or more matters which either (i) Mid Am in good faith believes in the reasonable judgment of the Board of Directors of Mid Am to be inconsistent with any of the representations and warranties of Citizens and which constitute or have had or are reasonably likely to have a Material Adverse Effect on Citizens or (ii) in the reasonable judgement of the Board of Directors of Mid Am either
(A) is of such significance as to constitute or have or be reasonably likely to have a Material Adverse Effect on Citizens and its subsidiaries, taken as a whole, or (B) deviates materially and adversely from the financial statements for the year ended December 31, 1997 or the three months ended March 31, 1998, of Citizens, the Board of Directors of Mid Am may elect to terminate this Plan by giving notice of termination to Citizens within or at the end of the 30 day period following the date hereof;

                  (b) At any time prior to the Effective Time, if Citizens shall have breached any representation, warranty, covenant or agreement contained herein that would result in the failure to satisfy the closing condition set forth in Section 7.2(a) or 7.2(b) and such breach cannot be or has not been cured within 30 days after the giving of a written notice to Citizens of such breach;

                  (c) At any time prior to the Citizens Meeting, if the Board of Directors of Citizens shall have failed to make, or shall have withdrawn, or materially modified or changed, its approval or recommendation referred to in
Section 6.4(b); or

                  (d) at any time prior to the close of business, Eastern Standard Time, on May 21, 1997, if Citizens shall have not executed and delivered the Citizens Stock Option Agreement to Mid Am.

                  8.5 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Plan and the abandonment of the Merger pursuant to this
Article VIII, (a) no party to this Plan shall have any liability or further obligation to any other party hereunder provided, however, termination will not relieve a breaching party from liability for any willful breach giving rise to such termination and (b) this Plan shall forthwith be void and of no further legal effect, other than the provisions of this Section 8.5 and Sections 6.7(b) and 6.17 and Article IX. Notwithstanding the foregoing, in the event of any termination of this Plan, the Stock Option Agreements shall remain in full force and effect in accordance with their respective terms.

                                   ARTICLE IX
                                  MISCELLANEOUS

                  9.1 SURVIVAL. Except for the agreements and covenants contained in Article II, Article III, Article IV, Section 6.10, Section 6.11,
Section 6.12 and this Article IX, the representations and warranties, agreements and covenants contained in this Plan shall be deemed only to be conditions of the Merger and shall not survive the Effective Time.

                  9.2 MODIFICATION OR AMENDMENT. Subject to applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Plan, by written agreement executed and delivered by duly authorized officers of the respective parties.

                  9.3 WAIVER OF CONDITIONS. The conditions to each party's obligation to consummate the Merger are for the sole benefit of such party and may be waived by such party as a whole or in part to the extent permitted by applicable law. No waiver shall be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.

                  9.4 COUNTERPARTS. For the convenience of the parties hereto, this Plan may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

                  9.5 GOVERNING LAW. THIS PLAN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OHIO APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WITHIN SUCH STATE.

                  9.6 NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

                  (a)  If to Mid Am:

Mid Am, Inc.
-----------------------------
221 South Church Street
-----------------------------
Bowling Green, Ohio 43402
-----------------------------
Attention: Edward J. Reiter
           ------------------
Telecopy:  (419) 354-5263
           ------------------
with copies to:                 and

W. Granger Souder, Esq.                              H. Rodgin Cohen, Esq.
-----------------------------                        ---------------------------
Mid Am, Inc.                                         Mark J. Menting, Esq.
-----------------------------                        ---------------------------
221 South Church Street                              Sullivan & Cromwell
-----------------------------                        ---------------------------
Bowling Green, Ohio 43402                            125 Broad Street
-----------------------------                        ---------------------------
Telecopy:  (419) 354-5263                            New York, New York 10004
           ------------------                        ---------------------------
                                                     Telecopy:  (212) 558-3588
                                                                ----------------

                  (b) If to Citizens:

Citizens Bancshares, Inc.
-----------------------------
10 East Main Street
-----------------------------
Salineville, Ohio 43945
-----------------------------
Attention: Marty E. Adams
           ------------------
Telecopy:  (330) 679-0523
           ------------------

with copies to:                 and

Patricia Oliver, Esq.                                William S. Rubenstein, Esq.
--------------------------------------------         ---------------------------
Squire, Sanders & Dempsey L.l.p.                     Skadden, Arps, Slate,
--------------------------------------------         ---------------------
4900 Key Tower                                       Meagher & Flom & Affiliates
--------------------------------------------         ---------------------------
127 Public Square                                    919 Third Avenue
--------------------------------------------         ----------------
Cleveland, Ohio 44114                                New York, New York 10022
--------------------------------------------         ------------------------
Telecopy:  (216) 479-8776                            Telecopy:  (212) 735-2000
           ---------------------------------                    --------------


                  9.7 ENTIRE AGREEMENT, ETC. This Plan (including the Annexes hereto and the Disclosure Letters) and any Stock Option Agreements constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof and thereof, and this Plan shall not be assignable by operation of law or otherwise (any attempted assignment in contravention of this Section 9.7 being null and void).

                  9.8 DEFINITION OF "SUBSIDIARY"; COVENANTS WITH RESPECT TO SUBSIDIARIES. (a) When a reference is made in this Plan to a subsidiary of a Person, the term "subsidiary" means those other Persons that are controlled, directly or indirectly, by such Person.

                  (b) Insofar as any provision of this Plan shall require a subsidiary of a party to take or omit to take any action, such provision shall be deemed a covenant by Mid Am or Citizens, as the case may be, to cause such action or omission to occur.

                  9.9 INTERPRETATION; EFFECT. When a reference is made in this Plan to Sections or Annexes, such reference shall be to a Section of, or Annex to, this Plan unless otherwise indicated. The table of contents and headings contained in this Plan are for reference purposes only and are not part of this Plan. Whenever the words "include," "includes" or "including" are used in this Plan, they shall be deemed to be followed by the words "without limitation." No provision of this Plan shall require Mid Am or Citizens or any of their respective Subsidiaries, affiliates or directors to take any action which would violate applicable law (whether statutory or common law), rule or regulation or prevent any of them from taking any action the failure of which to take would result in such a violation.

                  9.10 SEVERABILITY. If any provision of this Plan or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

                  9.11 NO THIRD PARTY BENEFICIARIES. Nothing contained in this Plan, expressed or implied, is intended to confer upon any Person, other than the parties hereto, any benefit, right or remedies except that the provisions of
Section 6.12 shall inure to the benefit of the Persons referred to therein.

                  IN WITNESS WHEREOF, this Plan has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.

                                  MID AM, INC.



                                  By: /s/ David R. Francisco
                                      -----------------------------------
                                      Name:  David R. Francisco
                                      Title: President and
                                             Chief Operating Officer



                                  CITIZENS BANCSHARES, INC.



                                  By: /s/ Marty E. Adams
                                      -----------------------------------
                                      Name:  Marty E. Adams
                                      Title: President and
                                              Chief Executive Officer

                                                                         ANNEX 1



               FORM OF [MID AM] [CITIZENS] STOCK OPTION AGREEMENT

      STOCK OPTION AGREEMENT, dated as of May 21, 1998, between [Mid Am, Inc. ("Mid Am")] [Citizens Bancshares, Inc. (Citizens)], an Ohio corporation ("Grantee"), and [Citizens] [Mid Am], an Ohio corporation ("Issuer").

                              W I T N E S S E T H:

      WHEREAS, Grantee and Issuer are entering into an Agreement and Plan of Merger (the "Merger Agreement");

      WHEREAS, as a condition and an inducement to Grantee's entering into the Merger Agreement, Issuer is granting Grantee the Option (as hereinafter defined) and, as a condition and an inducement to Issuer's entering into the Merger Agreement, Grantee is granting Issuer a Reciprocal Option (as hereinafter defined) on terms and conditions substantially identical to those of this Agreement; and

      WHEREAS, the Board of Directors of Issuer has approved the grant of the Option and the Merger Agreement prior to the date hereof;

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

      1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to an aggregate of [IF MID AM IS GRANTOR- 4,648,726][IF CITIZENS IS GRANTOR-1,761,308] fully paid and nonassessable shares of the common stock, without par value, of Issuer ("Common Stock") at a price per share equal to [IF MID AM IS GRANTOR - $27.00] [IF CITIZENS IS GRANTOR- $72.75], (such price, as adjusted if applicable, the "Option Price"); provided, however, that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

      (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in
Section 5(a) hereof), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, such number together with any shares of Common Stock previously issued pursuant hereto, equals

19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section l(b) or elsewhere in this Agreement shall be deemed to authorize Issuer to issue shares in breach of any provision of the Merger Agreement.

      2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within six (6) months following such Subsequent Triggering Event (or such later period as provided in Section 10). Each of the following shall be an Exercise Termination Event: (i) the Effective Time of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section [IF MID AM IS GRANTOR- 8.4(b)][IF CITIZENS IS GRANTOR- 8.3(b)] due to a willful breach by Issuer (a "Listed Termination"); or (iii) the passage of eighteen (18) months (or such longer period as provided in Section 10) after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a Listed Termination. Notwithstanding anything to the contrary contained herein,
(i) the Option may not be exercised at any time when Grantee shall be in material breach of any of its covenants or agreements contained in the Merger Agreement such that Issuer shall be entitled to terminate the Merger Agreement pursuant to Section [IF MID AM IS GRANTOR- 8.3(b)][IF CITIZENS IS GRANTOR-8.4(b)] thereof and (ii) this Agreement shall automatically terminate upon the proper termination of the Merger Agreement (A) by Issuer pursuant to Section [IF MID AM IS GRANTOR- 8.3(b)][IF CITIZENS IS GRANTOR- 8.4(b)] thereof as a result of the material breach by Grantee of its covenants or agreements contained in the Merger Agreement or (B) pursuant to Section 8.3(a) or Section 8.4(a) unless the Grantor is in willful and material breach of the Merger Agreement.

      (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date hereof:

           (i) Issuer or any of its Subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer (the "Issuer Board") shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction other than as contemplated by the Merger Agreement. For purposes of this Agreement, (a) "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or any Issuer Subsidiary or group of Issuer Subsidiaries (other than mergers, consolidations or similar transactions (i) involving solely Issuer and/or one or more wholly-owned Subsidiaries of the Issuer or (ii) after which the common shareholders of the Issuer immediately prior thereto in the aggregate own or continue to own at least 65% of the common stock of the Issuer or the publicly held surviving or successor corporation immediately following consummation thereof, provided, that any such transaction is not entered into in violation of the terms of the Merger Agreement), (y) a purchase, lease or other acquisition of all or any substantial part of the assets or deposits of Issuer or any Issuer Subsidiary or group of Issuer Subsidiaries that is, or would on an aggregate basis constitute, a Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X), or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any Issuer Subsidiary or group of Issuer Subsidiaries that is, or would on an aggregate basis constitute, a Significant Subsidiary, provided, that Acquisition Transaction shall not include any transaction specifically disclosed in the Issuer's Reports filed prior to the date hereof, and (b) "Subsidiary" shall have the meaning set forth in Rule 12b-2 under the 1934 Act;

          (ii) Any person other than the Grantee or any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of business shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

         (iii) The shareholders of Issuer shall have voted and failed to approve the Merger Agreement and the Merger at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Merger Agreement or shall have been cancelled prior to termination of the Merger Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been cancelled, prior to such termination), it shall have been publicly announced that any person (other than Grantee or any of its Subsidiaries) shall have made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction;

          (iv) The Issuer Board shall have withdrawn or modified (or publicly announced its intention to withdraw or modify) in any manner adverse in any respect to Grantee its recommendation that the shareholders of Issuer approve the transactions contemplated by the Merger Agreement, or Issuer or ANY ISSUER SUBSIDIARY OR GROUP OF ISSUER SUBSIDIARIES THAT IS, OR WOULD ON AN AGGREGATE BASIS CONSTITUTE, A SIGNIFICANT

      SUBSIDIARY shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary;

           (v) Any person other than Grantee or any Grantee Subsidiary shall have filed with the SEC a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange offer);

          (vi) Issuer shall have willfully breached any covenant or obligation contained in the Merger Agreement in anticipation of engaging in an Acquisition Transaction, and following such breach Grantee would be entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both); or

         (vii) Any person other than Grantee or any Grantee Subsidiary shall have filed an application or notice with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or other federal or state bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

      (c) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

           (i) The acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 20% or more of the then outstanding Common Stock; or

          (ii) The occurrence of the Initial Triggering Event described in clause (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (z) of the second sentence thereof shall be 20%.

      (d) The term "Reciprocal Option" shall mean the option granted pursuant to the option agreement dated the date hereof between the Grantee, as issuer of such option, and Issuer, as grantee of such option.

      (e) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

      (f) In the event the Holder is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, that if prior notification to or approval of the Federal Reserve Board or any other regulatory or antitrust agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing, and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

      (g) At the closing referred to in subsection (f) of this Section 2, the Holder shall (i) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer and (ii) present and surrender this Agreement to Issuer at its principal executive offices, provided that the failure or refusal of the Issuer to designate such a bank account or accept surrender of this Agreement shall not preclude the Holder from exercising the Option.

      (h) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (g) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder.

      (i) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

            "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement, dated as of _________, 199__, between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."


It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the A1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of Counsel to the Holder; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

      (j) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (f) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

      3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer;
(iii) promptly to take all action as may from time to time be required (including (x) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state or other federal banking law, prior approval of or notice to the Federal Reserve Board or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state or other federal regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

      4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

      5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5.

      (a) In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like (including any stock dividend split-up or subdivision announced prior to the date hereof but not yet effective), the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted and proper provision shall be made so that, in the event that any additional shares of Common Stock are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of shares of Common Stock that remain subject to the Option shall be increased so that, after such issuance and together with shares of Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Common Stock), it equals 19.9% of the number of shares of Common Stock then issued and outstanding.

      (b) Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock purchasable after the adjustment.

      6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within twelve (12) months (or such later period as provided in Section
10) of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The Issuer shall bear the costs of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering by Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the offer and sale of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6 shall be permitted or occur and the Holder shall thereafter be entitled to one additional registration and the twelve (12) month period referred to in the first sentence of this section shall be increased to twenty-four (24) months. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

      7. (a) At any time after the occurrence of a Repurchase Event (as defined below) (i) at the request of the Holder, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest of
(i) the price per share of Common Stock at which a tender or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or any substantial part of Issuer's assets or deposits, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining net assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

      (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this
Section 7. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

      (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option and/or the Option Shares whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, and/or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Holder shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

      (d) For purposes of this Section 7, a "Repurchase Event" shall be deemed to have occurred upon the occurrence of any of the following events or transactions after the date hereof:

           (i) the acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 50% or more of the then outstanding Common Stock; or

          (ii) the consummation of any Acquisition Transaction described in
      Section 2(b)(i) hereof, except that the percentage referred to in clause
      (z) shall be 50%.

      8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, or engage in a plan of exchange with any person, other than Grantee or a Grantee Subsidiary and Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquirer in such plan of exchange, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger or plan of exchange represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) to sell or otherwise transfer all or a substantial part of its or the Issuer Subsidiary's assets or deposits to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

      (b) The following terms have the meanings indicated:

           (i) "Acquiring Corporation" shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer), (ii) the acquiring person in a plan of exchange in which Issuer is acquired, (iii) the Issuer in a merger or plan of exchange in which Issuer is the continuing or surviving or acquiring person, and (iv) the transferee of all or a substantial part of Issuer's assets or deposits (or the assets or deposits of the Issuer Subsidiary).

          (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

         (iii) "Assigned Value" shall mean the market/offer price, as defined in
      Section 7.

          (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

      (c) Subject to paragraph (d) of this Section 8, the Substitute Option shall have the same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option.

      (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a), divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a) and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

      (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder.

      (f) Issuer shall not enter into any transaction described in subsection
(a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

      9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the issuer of the Substitute Option (the "Substitute Option Issuer") shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

      (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective rights to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this
Section 9. As promptly as practicable and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

      (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five (5) business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its reasonable best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder and/or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and
(ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and/or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by the Substitute Option Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Substitute Option Holder shall nevertheless have the right to exercise the Substitute Option until the expiration of such 30-day period.

      10. The 30-day, 6-month, 12-month, 18-month or 24-month periods for exercise of certain rights under Sections 2, 6, 7, 9, 12, 14 and 15 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder, Owner, Substitute Option Holder or Substitute Share Owner, as the case may be, is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

      11. Issuer hereby represents and warrants to Grantee as follows:

      (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Issuer Board prior to the date hereof and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

      (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

      (c) The execution, delivery and performance of this Agreement, does not and will not, and the consummation by it of any of the transactions contemplated hereby will not constitute or result in (A) a breach or violation of, or a default under, its articles of incorporation or code of regulations, or the comparable governing instruments of any of its subsidiaries, or (B) a breach or violation of, or a default under, or the acceleration of or the creation of a lien (with or without the giving of notice, the lapse of time or both) pursuant to, any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") of it or any of its subsidiaries or any judgment, decree, order, award or governmental or non-governmental permit or license to which it or any of its subsidiaries is subject.

      12. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder; provided, however, that until the date 15 days following the date on which the Federal Reserve Board has approved an application by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf or (iv) any other manner approved by the Federal Reserve Board.

      13. Each of Grantee and Issuer will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

      14. (a) Grantee may, at any time following a Repurchase Event and prior to the occurrence of an Exercise Termination Event (or such later period as provided in Section 10), relinquish the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price; provided, however, that Grantee may not exercise its rights pursuant to this Section 14 if Issuer has repurchased the Option (or any portion thereof) or any Option Shares pursuant to Section 7. The "Surrender Price" shall be equal to $25 million (i) plus, if applicable, Grantee's purchase price with respect to any Option Shares being so relinquished and (ii) minus, if applicable, the sum of (1) the excess of (A) the net cash amounts, if any, received by Grantee pursuant to the arms' length sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any unaffiliated party, over (B) Grantee's purchase price of such Option Shares, and (2) the net cash amounts, if any, received by Grantee pursuant to an arms' length sale of any portion of the Option sold.

      (b) Grantee may exercise its right to relinquish the Option and any Option Shares pursuant to this Section 14 by surrendering to Issuer, at its principal office, a copy of this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to relinquish the Option and Option Shares, if any, in accordance with the provisions of this Section 14 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

      (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that it is no longer prohibited from paying, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of surrender pursuant to paragraph (b) of this Section 14 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying to Grantee the Surrender Price in full, (i) Issuer shall (A) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (c) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same and
(ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Date shall be extended to a date six months from the date on which the Exercise Termination Date would have occurred if not for the provisions of this Section 14(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section
14).

      15. (a) In the event that any Person who has participated in a Subsequent Triggering Event enters into any agreement or understanding with Grantee with respect to Grantee's exercise of, or its election not to exercise, any of Grantee's rights set forth in Section 2, 7 or 14 of this Agreement, Issuer may, by written notice to Grantee, require that Grantee sell to Issuer, and Grantee shall sell to Issuer, (i) the Option and (ii) all (but not less than all) Option Shares purchased by Grantee pursuant hereto and with respect to which Grantee then has beneficial ownership; provided, however, that any such exercise by the Issuer shall not operate to limit Grantee's rights pursuant to Sections 7 and 14 hereof. The date of Grantee's written notice referred to above is referred to as the "Section 15 Notice Date." Such repurchase shall be at an aggregate price (the "Section 15 Repurchase Consideration") equal to:

            (i) the aggregate Purchase Price paid by Grantee for any Option Shares acquired pursuant to the Option with respect to which Grantee then has beneficial ownership; plus

            (ii) the excess, if any, of (x) the market/offer price as of the
      Section 15 Notice Date for a share of Common Stock over (y) the Option Price (subject to adjustment pursuant to Section 5), multiplied by the number of shares of Common Stock with respect to which the Option has not been exercised; plus

            (iii) the excess, if any, of the market/offer price as of the
      Section 15 Notice Date over the Option Price paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable (subject to adjustment pursuant to Section 5)) by Grantee for each Option Share with respect to which Grantee then has beneficial ownership, multiplied by the number of such shares; plus

            (iv) the amount of the documented reasonable out-of-pocket expenses incurred by Grantee in connection with the Merger Agreement and this Agreement and the transactions contemplated thereby and hereby, including reasonable accounting, investment banking and legal fees.

      (b) Issuer shall, within 2 business days of receiving the notice referred to in Section 15(a) above, pay the Section 15 Repurchase Consideration in immediately available funds, and Grantee shall surrender to Issuer the Option and the certificates evidencing the Option Shares purchased hereunder with respect to which Grantee then has beneficial ownership, and Grantee shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify Grantee and thereafter the rights and obligations of the Issuer and the Grantee with respect thereto shall be the same as under Section 7(c).

      (c) If, prior to the date which is 18 months after the Section 15 Notice Date, Issuer enters into, or is the subject of, any transaction which would have constituted a Repurchase Event hereunder but for the prior repurchase by Issuer of the Option and Option Shares under this Section 15, then concurrently with the occurrence of such event, Issuer shall pay to Grantee, as additional consideration for the Option and Option Shares purchased by Issuer pursuant to this Section, an amount in immediately available funds equal to the excess, if any, of (i) the Section 15 Repurchase Consideration calculated as if the Section 15 Notice Date had occurred on the date of such Repurchase Event over (ii) the amount previously paid by Issuer to Grantee pursuant to this Section 15.

      (d) In the event that Issuer is, as a result of law or regulation, prohibited from performing any of its obligations under this Section 15, Issuer shall not thereafter enter into any Acquisition Transaction unless the other parties thereto agree to assume Issuer's obligations under this Section 15 to the extent not previously performed. The foregoing sentence shall not operate to limit or waive any remedies Grantee may have against Issuer for Issuer's failure to perform its obligations under this Section 15.

      16. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief. In connection therewith both parties waive the posting of any bond or similar requirement.

      17. Each of the Grantor and the Issuer hereby acknowledges and agrees that no profit from the sale of the Common Stock acquired pursuant to the terms of this Option shall be recoverable under Section 1707.043 of the Ohio General Corporation Law.

      18. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section l(a) hereof (as adjusted pursuant to Section l(b) or Section 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

      19. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

      20. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of Federal law are applicable).

      21. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

      22. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

      23. Except as otherwise expressly provided herein, in the Reciprocal Option or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

      24. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

      IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                        CITIZENS BANCSHARES, INC.


                                        By:
                                           ------------------------------------
                                           Name:
                                           Title:


                                        MID AM, INC.


                                        By:
                                           ------------------------------------
                                           Name:
                                           Title:

                                                                         ANNEX 2


                            CERTIFICATE OF AMENDMENT

                                       OF

                    FOURTH AMENDED ARTICLES OF INCORPORATION

                                       OF

                            CITIZENS BANCSHARES, INC.



                  Marty Adams, President of Citizens Bancshares, Inc., an Ohio corporation (the "Corporation"), does hereby certify that a special meeting of the shareholders was duly called and held on the __th day of _______, 1998, at which meeting a quorum of the shareholders was present in person or by proxy, and by the affirmative vote of the holders of shares entitling them to exercise more than a majority of the voting power of the Corporation, as required by Article NINTH, Division B, of the Fourth Amended Articles of Incorporation, the following amendment to the Corporation's Fourth Amended Articles of Incorporation was duly adopted:

                  Article FOURTH of the Corporation's Fourth Amended Articles of Incorporation is amended in its entirety to read as follows:

                  FOURTH: The total number of shares of all classes which the Corporation shall have authority to issue is one hundred million two hundred thousand (100,200,000) shares, divided into two classes as follows: 200,000 Serial Preferred Shares, par value $10.00 (Ten Dollars) per share (hereinafter called the "Serial Shares") and 100,000,000 Common Shares, without par value (hereinafter called the "Common Shares").

                                                                         ANNEX 2

                  IN WITNESS WHEREOF, Marty E. Adams, President of the Corporation, acting for and on behalf of the Corporation has hereunto subscribed his name this __th day of _________, 1998.



                                             CITIZENS BANCSHARES, INC.



                                             By:
                                                -------------------------------
                                                Marty E. Adams
                                                President

                                                                         ANNEX 3



                                    AMENDMENT

                                       TO

                               CODE OF REGULATIONS

                                       OF

                            CITIZENS BANCSHARES, INC.



                  In accordance with Section 37 of the Code of Regulations of Citizens Bancshares, Inc., an Ohio corporation (the "Corporation"), the Board of Directors recommended the following amendment to the Code of Regulations of the Corporation by the affirmative vote of at least two-thirds of the Board of Directors then in office at a duly called meeting held on the __th day of _________, 1998. A special meeting of the shareholders was duly called and held on the __th day of _______, 1998, at which meeting a quorum of the shareholders was present in person or by proxy, and by the affirmative vote of the holders of shares entitling them to exercise more than a majority of the voting power of the Corporation, as required by Section 37 of the Code of Regulations of the Corporation, the following amendment to the Corporation's Code of Regulations was adopted:

                                                                         ANNEX 3


                  Section 7 of the Corporation's Code of Regulations was amended in its entirety to read as follows:

                  SECTION 7.  NUMBER.

                           The number of directors shall not be less than five
                  (5) nor more than twenty-five (25), the exact number of directors to be determined from time to time by an eighty percent (80 percent) majority vote of the directors then in office, and such exact number shall be twenty-two (22) until otherwise so determined.

                                                                         ANNEX 4



                            FORM OF AFFILIATE LETTER


                                                                    ______, 1998


Mid Am, Inc.
221 South Church Street
Bowling Green, Ohio 43402


Citizens Bancshares, Inc.
10 East Main Street
Salineville, Ohio 43945


Attention:

Ladies and Gentlemen:

                  I have been advised that I may be deemed to be, but do not admit that I am, an "affiliate" of Mid Am, Inc. an Ohio corporation ("Mid Am"), as that term is defined in Rule 145 promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), and/or SEC Accounting Series Releases 130 and 135. I understand that pursuant to the terms of the Agreement and Plan of Merger, dated as of May 20, 1998 (the "Merger Agreement"), by and between Mid Am and Citizens, an Ohio corporation ("Citizens"), Mid Am plans to merge with and into Citizens (the "Merger") and that the Merger is intended to be accounted for under the "pooling of interest" accounting method.

                  I further understand that as a result of the Merger, I may receive shares of common stock, without par value, of Citizens ("Citizens Stock") (i) in exchange for shares of common stock, without par value, of Mid Am ("Mid Am Stock") or (ii) as a result of the exercise of Rights (as defined in the Merger Agreement).

                  I have carefully read this letter and reviewed the Merger Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of Citizens Stock and Mid Am Stock, to the extent I felt necessary, with my counsel or counsel for Mid Am.

                   I represent, warrant and covenant with and to Citizens that in the event I receive any Citizens Stock as a result of the Merger:

         1. I shall not make any sale, transfer, or other disposition of such Citizens Stock unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act (as such rule may be amended from time to time), or (iii) in the opinion of counsel in form and substance reasonably satisfactory to Citizens, or under a "no-action" letter obtained by me from the staff of the SEC, such sale, transfer or other disposition will not violate or is otherwise exempt from registration under the Securities Act.

         2. I understand that Citizens is under no obligation to register the sale, transfer or other disposition of shares of Citizens Stock by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

         3. I understand that stop transfer instructions will be given to Citizens's transfer agent with respect to shares of Citizens Stock issued to me as a result of the Merger and that there will be placed on the certificates for such shares, or any substitutions therefor, a legend stating in substance:

                  "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement, dated May __, 1998, between the registered holder hereof and ______,Inc., a copy of which agreement is on file at the principal offices of _______,Inc."

         4. I understand that, unless transfer by me of the Citizens Stock issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act, Citizens reserves the right, in its sole discretion, to place the following legend on the certificates issued to my transferee:

                  "The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

              It is understood and agreed that the legends set forth in paragraphs (3) and (4) above shall be removed by delivery of substitute certificates without such legends if I shall have delivered to Citizens (i) a copy of a "no action" letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Citizens, to the effect that such legend is not required for purposes of the Securities Act, or (ii) evidence or representations satisfactory to Citizens that Citizens Stock represented by such certificates is being or has been sold in conformity with the provisions of Rule 145(d).

              I further represent, warrant and covenant with and to Citizens that I will not sell, transfer or otherwise dispose of, or reduce my risk relative to, any shares of Mid Am Stock or Citizens Stock (whether or not acquired by me in the Merger) during the period commencing 30 days prior to effective date of the Merger and ending at such time as Citizens notifies me that results covering at least 30 days of combined operations of Mid Am and Citizens after the Merger have been published by Citizens. I understand that Citizens is not obligated to publish such combined financial results except in accordance with its normal financial reporting practice.

              I further understand and agree that this letter agreement shall apply to all shares of Mid Am Stock and Citizens Stock that I am deemed to beneficially own pursuant to applicable federal securities law.

              I also understand that the Merger is intended to be treated as a "pooling of interests" for accounting purposes, and I agree that if Mid Am or Citizens advises me in writing that additional restrictions apply to my ability to sell, transfer, or otherwise dispose of Mid Am Stock or Citizens Stock in order for Citizens to be entitled to use the pooling of interests accounting method, I will abide by such restrictions.

                                                     Very truly yours,


                                                     By
                                                       ------------------------
                                                          Name:


Accepted this ____ day of
_______________, 1998.

MID AM, INC.


By
  ---------------------------
     Name:
     Title:


CITIZENS BANCSHARES, INC.


By
  ---------------------------
     Name:
     Title:

                                                                         ANNEX 5


                            FORM OF AFFILIATE LETTER


                                                                     _____, 1998


Citizens Bancshares, Inc.
10 East Main Street
Salineville, Ohio 43945



Ladies and Gentlemen:

              I have been advised that I may be deemed to be, but do not admit that I am, an "affiliate" of Citizens, an Ohio corporation ("Citizens") as that term is defined in the Securities and Exchange Commission's Accounting Series Releases 130 and 135. I understand that pursuant to the terms of the Agreement and Plan of Merger, dated as of May 20, 1998 (the "Merger Agreement"), by and between Mid Am, Inc., an Ohio corporation ("Mid Am"), and Citizens, Mid Am plans to merge with and into Citizens (the "Merger") and that the merger is intended to be accounted for under the "pooling of interests" accounting method.

              I have carefully read this letter and reviewed the Merger Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of common stock of Citizens and Mid Am, to the extent I felt necessary, with my counsel or counsel for Citizens.

               I hereby represent, warrant and covenant with and to Citizens that:

              1. I will not sell, transfer or otherwise dispose of, or reduce my risk relative to, any shares of common stock of Mid Am or Citizens (whether or not acquired by me in the Merger) during the period commencing 30 days prior to the effective date of the Merger and ending at such time as Citizens notifies me that results covering at least 30 days of combined operations of Mid Am and Citizens after the Merger have been published by Citizens. I understand that Citizens is not obligated to publish such combined financial results except in accordance with its normal financial reporting practice.

              2. I further understand and agree that this letter agreement shall apply to all shares of common stock of Mid Am and Citizens that I am deemed to beneficially own pursuant to applicable federal securities laws.

              3. If Citizens advises me in writing that additional restrictions apply to my ability to sell, transfer, or otherwise dispose of common stock of Mid Am or Citizens in order for Citizens to be entitled to use the "pooling of interests" accounting method, I will abide by such restrictions.

                                        Very truly yours,


                                        By
                                           ---------------------------
                                            Name:


Accepted this ____ day of
_______________, 1998.

CITIZENS BANCSHARES, INC.


By
   -------------------------------
     Name:
     Title:






                                        2